Free Writing Prospectus

Morgan Stanley Mortgage Loan Trust Certificates
(Issuable in Series)

Morgan Stanley Capital I Inc.
(Depositor)

Morgan Stanley Mortgage Capital Inc.
(Sponsor)

Wells Fargo Bank, National Association
(Master Servicer)

You should read the section entitled “Risk Factors” starting on page 8 of this free writing prospectus and page 10 of the prospectus and consider these factors before making a decision to invest in the certificates.

The Assets of the Issuing Entity—

• Each Morgan Stanley Mortgage Loan Trust will be established to hold assets transferred to it by the depositor, Morgan Stanley Capital I Inc.  The assets in each Morgan Stanley Mortgage Loan Trust will be specified in the term sheet for the particular issuing entity and will generally consist of one or more loan groups of first lien mortgage loans secured by one- to four-family residential properties.  The mortgage loans will have been purchased by the depositor, either directly or through affiliates, from one or more mortgage loan sellers.

The Certificates—

• The certificates will be grouped into one or more series, each having its own designation.  Each issuing entity will issue one or more classes of certificates and each class will evidence beneficial ownership of a specified portion of future payments secured by the assets of the related Morgan Stanley Mortgage Loan Trust.  One or more term sheets for each series will specify all of the terms of the series and each of the classes in the series.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of the offered certificates or determined if this free writing prospectus or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY

June 12, 2007

TABLE OF CONTENTS

FREE WRITING PROSPECTUS

SUMMARY	1
RISK FACTORS	8
Certificates May Not Be Appropriate for Individual Investors	8
Credit Enhancement May Not Be Adequate	8
There Are Risks in Holding Subordinated Certificates	9
There Are Risks Involving Unpredictability of Prepayments and the Effect of Prepayments on Yields	10
Your Yield Will be Affected by the Interest-Only Feature of Mortgage Loans Held by Your Issuing Entity	11
Your Yield on the Certificates May Be Affected by How Mortgage Loan Interest Rate Adjustments Are Limited	11
The Yields on the Floating Rate Certificates and Inverse Floating Rate Certificates in Your Series Will be Affected by the Level of One-Month LIBOR	12
The Structure of the Payments to the Senior Certificates in a Series May Affect Your Yield	12
Rapid Prepayments on the Related Mortgage Loans Will Reduce the Yields on the Notional Amount Certificates	12
Information Regarding Historical Performance of Other Mortgage Loans May Not be Indicative of the Performance of the Mortgage Loans Owned by the Issuing Entity	12
Slower Prepayments on the Mortgage Loans Will Reduce the Yields on the Principal Only Certificates	13
In a Series Using Overcollateralization as a Credit Enhancement Feature, the Excess Interest from the Related Mortgage Loans May Not Provide Adequate Credit Enhancement to the Certificates	13
Risks Related to a Series Using Cross-Collateralization as a Credit Enhancement Feature	14
The Exchangeable Certificates Are Subject to Additional Risks	14
High Balance Mortgage Loans May Pose Special Risks	15
High Loan-To-Value Ratios Increase Risk of Loss	15
Payments in Full of a Balloon Loan Depend on the Borrower’s Ability to Refinance the Balloon Loan or Sell the Mortgaged Property	15
Your Yield May be Affected by the Inclusion of 40-Year Mortgage Loans in the Mortgage Pool	16
Inadequacy of Value of Properties Could Affect Severity of Losses	16
Any Derivative Contracts will be Subject to Counterparty Risk	16
Your Yield Could be Affected by the Balloon Feature of Some of the Mortgage Loans in a Series	17
Bankruptcy of Borrowers May Adversely Affect Distributions on Certificates	17
Limited Recourse	18
Recent Developments in the Residential Mortgage Market May Adversely Affect the Performance and Market Value of Your Certificates	18
You Could be Adversely Affected by Violations of Consumer Protection Laws	18
Failure of Servicers and Master Servicer to Perform May Adversely Affect Distributions on Certificates	19
The Servicing Fee May Be Insufficient To Engage Replacement Servicers or Master Servicer	19
Your Yield May be Affected if There is a Transfer of Servicing of Certain Mortgage Loans	19
Rights of Beneficial Owners May Be Limited by Book-Entry System	19
Military Action and Terrorist Attacks	19
Risks Related to the Class A-R Certificates	20
DESCRIPTION OF THE MORTGAGE LOANS	21
General	21
Assignment of the Mortgage Loans	22
Loan Purchasing Guidelines and/or Underwriting Standards	24
Loan Purchasing Guidelines of Morgan Stanley Mortgage Capital Inc.	24
SERVICING OF THE MORTGAGE LOANS	25
General	25
Servicing and Collection Procedures	26

Servicing Compensation and Payment of Expenses; Master Servicing Compensation	27
Adjustment to Servicing Fees in Connection with Certain Prepaid Mortgage Loans	28
Advances	28
Evidence as to Compliance	28
Master Servicer Default; Servicer Default	29
Resignation of the Master Servicer or a Servicer; Assignment and Merger	30
Eligibility Requirements for Trustee and Securities Administrator; Resignation and Removal of Trustee or Securities Administrator	30
Seller’s Retention of Servicing Rights	31
THE SPONSOR	31
THE DEPOSITOR	33
THE TRUSTEE	33
THE MASTER SERVICER AND SECURITIES ADMINISTRATOR	34
THE DERIVATIVE CONTRACT COUNTERPARTY	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
Payments on Mortgage Loans; Accounts	36
Investments of Amounts Held in Accounts	37
Book-Entry Certificates	37
Physical Certificates	39
Exchangeable Certificates	39
Subsequent Recoveries	40
Reports to Certificateholders	41
Voting Rights	43
Amendment	44
Certain Matters Regarding the Depositor, the Master Servicer, the Securities Administrator, the Servicers, the Custodians and the Trustee	45
YIELD CONSIDERATIONS	45
General	46
Prepayment Considerations and Risks	47
Overcollateralization	47
Interest Shortfalls and Realized Losses	48
Pass-Through Rates	48
Weighted Average Lives of the Offered Certificates	49
TAX CONSEQUENCES	50
ERISA CONSIDERATIONS	50
INDEX OF CERTAIN DEFINITIONS	52

Important notice about information presented in this free writing prospectus, the prospectus and all accompanying term sheets

We provide information to you about the certificates in three separate documents that provide more detail in progression:  (1) the prospectus, which provides general information, some of which may not apply to your series of certificates, and (2) this free writing prospectus, which describes some of the specific terms of your series of certificates, and (3) one or more accompanying term sheets, which describe other specific terms of your series of certificates. If either the prospectus or this free writing prospectus contemplates multiple options, you should rely on the information in the term sheet as to the applicable option.

Some of the terms used in this free writing prospectus are capitalized. These capitalized terms have specified definitions, which can be located using the “Index of Certain Definitions” at the end of this free writing prospectus.

In this free writing prospectus, the terms “depositor,” “we,” “us” and “our” refer to Morgan Stanley Capital I Inc.

Morgan Stanley Capital I Inc.’s principal offices are located at 1585 Broadway, New York, New York 10036, and its phone number is (212) 761-4000.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of certificates to the public in that Relevant Member State prior to the publication of a prospectus in relation to the certificates which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of certificates to the public in that Relevant Member State at any time:

(a)           to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)           to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)           in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of certificates to the public” in relation to any certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the certificates to be offered so as to enable an investor to decide to purchase or subscribe the certificates, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The underwriter has represented and agreed that:

(a)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(a) of the FSMA does not apply to the issuing entity; and

(b)           it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice To United Kingdom Investors

The distribution of this prospectus supplement, if made by a person who is not an authorized person under the FSMA, is being made only to, or direct only at persons, who (1) are outside the United Kingdom, (2) have professional experience in matters relating to investments, or (3) are persons falling within Articles 49(2)(a) through (d) (“high net worth companies, unincorporated associates, etc.”) or 19 (Investment Professionals) of the FSMA (Financial Promotion) Order 2005 (all such persons together being referred to as the “Relevant Persons”).  This prospectus supplement must not be acted on or relied on by persons who are not Relevant Persons.  Any investment or investment activity to which this prospectus supplement relates, including the offered notes, is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Potential investors in the United Kingdom are advised that all, or most, of the protections afforded by the United Kingdom regulatory system will not apply to an investment in the issuing entity and that compensation will not be available under the United Kingdom Financial Services Compensation Scheme.

v

SUMMARY

This summary highlights selected information about the offering transactions and does not contain all of the information that you need to consider in making your investment decision.  The terms of each series and each of the classes in a series have not yet been determined.  The certificates in an offering and the other circumstances of the offering that have not yet been specified will be fully described in a prospectus supplement when it is available. To understand all of the terms of an offering of the certificates, read this entire free writing prospectus, the term sheet, the prospectus, and, when available, the prospectus supplement relating to the applicable series of certificates carefully before making an investment decision.

Relevant Parties

Issuing Entity

The issuing entity that will issue your certificates will be established under a pooling and servicing agreement, dated as of the related cut-off date, among Morgan Stanley Capital I Inc., as depositor, Morgan Stanley Mortgage Capital Inc., as sponsor and seller, Wells Fargo Bank, National Association, as master servicer and securities administrator, and LaSalle Bank National Association, as  trustee.  The issuing entity will be a common law trust formed under the laws of the State of New York.

Depositor

Morgan Stanley Capital I Inc., a Delaware corporation.  The depositor’s address is 1585 Broadway, New York, New York 10036, telephone number (212)

761-4000.  See “The Depositor” in the prospectus.

Sponsor and Seller

Morgan Stanley Mortgage Capital Inc., a New York corporation.  The sponsor and seller is an affiliate of the depositor and of Morgan Stanley & Co. Incorporated, the underwriter.  The sponsor’s and seller’s address is 1221 Avenue of the Americas, New York, New York 10020. See “Description of the Mortgage Loans—Assignment of the Mortgage Loans” in this free writing prospectus and “The Sponsor” in the prospectus.

Master Servicer, Securities Administrator    and Auction Administrator

Wells Fargo Bank, National Association, a national banking association will act as master servicer and securities administrator, and in its capacity as securities administrator, may act as auction administrator under the pooling and servicing agreement. Wells Fargo’s offices are located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 for certificate transfer purposes, and for all other purposes at 9062 Old Annapolis Road, Columbia, Maryland, 21045.  See “The Master Servicer” in this free writing prospectus.

Originators and Servicers

The sponsor previously acquired the mortgage loans from (i) mortgage loan originators that will be specified in the term sheet for your series if the mortgage loans originated by them are 10% or more of a loan group in that series and (ii) various qualified correspondent lenders.  On the closing date for the related series, the sponsor will sell all of its interest in the mortgage loans (other than certain servicing rights) to the depositor.

The mortgage loans will be master serviced by Wells Fargo Bank, National Association.  The direct servicers of the mortgage loans in your series will be specified in the term sheet for your series.

Trustee

LaSalle Bank National Association having an address at 135 South LaSalle Street, Suite 1511, Chicago, Illinois, 60603.  See “The Trustee” in this free writing prospectus.

Custodians

If the mortgage files are held on behalf of the issuing entity by a third party other than the Trustee, the prospectus supplement will specify the custodian or custodians for the related series.

Rating Agencies

The prospectus supplement will specify the rating agencies rating the certificates issued with respect to the offered certificates.

Derivative Contract Counterparty

If there is one or more derivative contracts owned by the issuing entity, the term sheet will specify the counterparty or counterparties for the related series.  The counterparty may be Morgan Stanley Capital Services Inc. or Morgan Stanley Derivative Products Inc., each of which is an affiliate of the sponsor, the seller, the depositor and one of the underwriters.

Relevant Dates

Cut-off Date

The term sheet for the related series of certificates will specify the Cut-off Date for that series.  Generally, the cut-off date for a series will be the first day of the calendar month in which that series is established.

Distribution Date

The term sheet for the related series of certificates will specify the Distribution Date for that series.  Generally, the distribution date for a series will be the 25th day of each month or, if that day is not a business day, the next business day, beginning in the first month following the establishment of that series.

Last Scheduled Distribution Date

The term sheet for the related series of certificates will specify the Last Scheduled Distribution Date for that series.  The actual final distribution date of any class of certificates may be earlier or later, and could be substantially earlier, than such class’ last scheduled distribution date.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the offered certificates on any distribution date will generally consist of the following amounts (subject to fees and expenses to be netted as described below):

•
all scheduled installments of interest (net of the related fees and expenses) and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them;

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the applicable servicer’s normal servicing procedures;

•
net proceeds from the liquidation of defaulted mortgage loans during the applicable period, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest);

•	subsequent recoveries with respect to mortgage loans;

•	partial or full prepayments collected during the applicable period, together with interest paid in connection with the prepayment and the compensating interest payable by the related servicer; and

•	any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by the depositor, the seller or the related originator.

The Mortgage Loans

The mortgage pools securing the certificates will consist of mortgage loans secured by first liens on one- to four-family residential properties.  The mortgage loans in any mortgage pool may have mortgage rates that are fixed, adjustable or have fixed mortgage rates for a period of time after the date of origination of each mortgage loan before the mortgage rates become subject to periodic adjustment based on a specified index.  The mortgage pool may also be segregated into multiple loan groups for the purposes of allocating distributions among the classes of certificates offered by that series.  Your certificates may be related to one or more of the loan groups.

Servicing of the Mortgage Loans

The master servicer will supervise the performance of each servicer under the related underlying servicing agreement to the extent required by the related pooling and servicing agreement.
Under the underlying servicing agreements, each servicer is generally obligated to make monthly advances of cash (to the extent such advances are deemed recoverable), which will be included with mortgage principal and interest collections, in an amount equal to any delinquent monthly payments due on the related mortgage loans serviced by that servicer on the immediately preceding determination date.  The master servicer will be obligated to make any required advance if a servicer fails in its obligation to do so, to the extent described in this free writing prospectus and required by the related pooling and servicing agreement.  The master servicer and the servicers will be entitled to reimburse themselves for any such advances from future payments and collections (including insurance or liquidation proceeds) with respect to the related mortgage loans.  However, neither the master servicer nor the servicers will be obligated to make advances which it determines to be nonrecoverable from future payments and collections on the related mortgage loans, and such parties will be entitled to reimbursement for advances subsequently determined to be nonrecoverable prior to any distributions to the related certificateholders.

The servicers will also make interest payments out of their servicing fees to compensate in part for any shortfall in interest payments on the certificates which results from a mortgagor prepaying a related mortgage loan.  If a servicer fails to make required payments in respect of such shortfalls, the master servicer will be obligated, to the extent required by the related pooling and servicing agreement, to reduce a portion of its master servicing compensation to the extent necessary to fund any such shortfalls.

Each servicer is entitled with respect to each mortgage loan serviced by it to a monthly servicing fee, which will be retained by the applicable servicer from such mortgage loan or payable monthly from amounts on deposit in the collection account.  The servicing fee will be specified in the related term sheet (generally between 0.25% and 0.50%, but such amount will be specified, by servicer, in the term sheet for a particular series) on the stated principal balance of each mortgage loan.

For its compensation the master servicer will receive reinvestment income on amounts on deposit for the period from between the servicer remittance date and the distribution date.  From its compensation, the master servicer will pay the fees of the securities administrator and the trustee and any custodians’ ongoing (safekeeping and loan file release only) fees.

Retention of Certain Servicing Rights

The sponsor, as the original owner of the mortgage loans to be sold to the issuing entity may retain certain rights relating to the servicing of certain of the mortgage loans, including the right to terminate certain of the servicers at any time, without cause, as further specified in the related pooling and servicing agreement.  The seller may, at its option, sell those servicing rights in the future.

Required Repurchases or Substitutions of Mortgage Loans

The originators and the sponsor have each made or will make certain representations and warranties relating to the mortgage loans.  If with respect to any mortgage loan any of the representations and warranties made by the originators or the sponsor are breached in any material respect as of the date made, or there exists any uncured material document defect, the related originator or the sponsor will be obligated to repurchase, or substitute for, the mortgage loan as further described in this free writing prospectus under “Description of the Certificates—Representations and Warranties Relating to Mortgage Loans” and “—Delivery of Mortgage Loan Documents.”

Credit Enhancement

Credit enhancements provide limited protection to holders of certain classes of certificates against shortfalls in payments received on the mortgage loans and realized losses on the mortgage loans. As specified in the term sheet relating to the applicable series of certificates, the transaction may employ any one or more of the following forms of credit enhancement:

•	the subordination of one or more classes of the securities of the series,

•
the preferential allocation of some or all of the prepayments on the mortgage loans to the senior certificates in order to increase the level of subordination provided to more senior classes of certificates,

•
the preferential allocation of some or all of the payments on the mortgage loans to the senior certificates in order to increase or maintain the level of overcollateralization provided to more senior classes of certificates,

•	overcollateralization,

•	excess interest,

•	letter of credit,

•	financial guaranty insurance policy issued by an entity named in the term sheet covering one or more classes of certificates,

•	surety bond,

•	bankruptcy bond,

•	special hazard insurance policy,

•	guaranteed investment contract,

•	one or more reserve funds,

•	one or more derivative contracts,

•	insurance on the mortgage loans, which may be FHA Insurance, a VA Guarantee or a mortgage pool insurance policy,

•	cross-collateralization feature, or

•	any other method of credit enhancement acceptable to the rating agencies for the particular series.

No form of credit enhancement can provide protection against all risks of loss or guarantee repayment of the entire principal balance of the certificates and interest thereon.  If losses occur which exceed the amount covered by credit enhancement, certificateholders of the applicable series will bear their allocable share of any deficiencies.

Yield Enhancement

Yield enhancements provide limited protection to holders of certain classes of certificates against reductions in the return on your investment that may be caused by fluctuations in interest rates on the certificates and/or on the related pool of mortgage loans. As specified in the term sheet relating to the applicable series of certificates, the transaction may employ any one or more of the following forms of yield enhancement:

•	one or more reserve funds,

•	one or more derivative contracts,

•	the application of interest distributions otherwise payable to one or more classes of certificates to cover certain interest rate shortfalls experienced by other classes of certificates,

•	the application of prepayment premiums payable on certain of the mortgage loans, or

•	another method of yield enhancement described in the term sheet.

No form of yield enhancement can provide protection against all risks of loss on investment return.  If circumstances occur which are not anticipated by the method of yield enhancement provided by the related issuing entity, certificateholders of the applicable series will suffer the corresponding reduction in the yields on their investment.

Derivative Contracts

To the extent specified in the related term sheet, one or more classes of offered certificates of a series may have the benefit of a corridor contract, cap contract, swap or other derivative product.

Registration and Denominations of the Certificates

To the extent specified in the related term sheet, the offered certificates of a series may be issued in book-entry form, in the minimum denominations set forth in that term sheet.  Some classes of offered certificates may be issued in fully registered, certificated form.  See “Description of the Certificates—General” in this free writing prospectus.

Exchanging Certificates through Combination and Recombination

The term sheet for a series will specify whether any classes of certificates of that series (these classes of certificates are referred to as depositable certificates) may be deposited and exchanged for other classes of certificates (these classes of certificates are referred to as exchangeable certificates). Depositable certificates will be able to be exchanged for a proportionate interest in the related exchangeable certificates as specified in the related term sheet. You can exchange your depositable certificates for the related exchangeable certificates by notifying the securities administrator and paying an exchange fee. Principal of and interest on the depositable certificates is used to pay principal of and interest on the related exchangeable certificates. The term sheet for a series will list the available combinations of the depositable certificates eligible for exchange and the related exchangeable certificates.  The characteristics of the classes of exchangeable certificates within a particular combination, in the aggregate, will reflect the characteristics of the related classes (or portions thereof) of depositable certificates.

See “Description of the Certificates — Exchangeable Certificates” in this free writing prospectus and “Description of the Certificates – Exchangeable Securities” in the prospectus for a description of Exchangeable Certificates and exchange procedures and fees.

Optional Termination or Auction

If so specified in the term sheet relating to the applicable series of certificates, the master servicer, the depositor or the holder of a class of certificates specified in the term sheet may have the option to purchase all of the remaining assets of the issuing entity and retire all outstanding classes of certificates on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any foreclosed real estate owned by the issuing entity declines to a specified percentage of the aggregate initial stated principal balance of the mortgage loans.
If so specified in the term sheet relating to the applicable series of certificates, the master servicer or the holder of a particular class of certificates, may have the option to request that the securities administrator attempt to conduct an auction of the remaining mortgage loans and real estate owned by the issuing entity.  If an auction is held and the securities administrator receives a purchase price at least equal to the sum of the outstanding principal balance of the mortgage loans and the fair market value of any real estate owned by that issuing entity, the mortgage loans will be sold to that bidder, the certificates will be paid in full and the issuing entity will be dissolved.

Tax Status

Unless otherwise specified in the term sheet for the applicable series of certificates, for federal income tax purposes the related issuing entity (exclusive of assets specified in the related prospectus supplement) will be deemed to be comprised of multiple entities consisting of a trust beneath which are one or more REMICs: one or more underlying REMICs and the master REMIC.  Each underlying REMIC (if any) will hold the mortgage loans (or uncertificated regular interests) and will issue several classes of uncertificated regular interests and a single uncertificated residual interest. The term sheet for each series of certificates will specify which classes of certificates will constitute regular or residual interests in the REMICs and whether there are investors who would be subject to taxation if they purchased particular classes of certificates because of the features of those classes of certificates.

In addition, depending upon the forms of credit enhancement and yield enhancement employed with respect to a particular series of certificates, one or more classes of certificates in that series may also represent taxable contractual rights and/or obligations for federal income tax purposes.

See “Federal Income Tax Consequences” in the prospectus.

ERISA Considerations

The term sheet relating to each series of certificates will specify which classes may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan.  The applicable prospectus supplement will also specify whether there are conditions that must be met for any such acquisition.

See “ERISA Matters” in this free writing prospectus.

Legal Investment

The expected ratings for each class of certificates issued by a series will be specified in the related term sheet.  Any class of certificates in a series that is rated upon initial issuance in one of the two highest rating categories by at least one nationally recognized statistical rating organization will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are so rated.

RISK FACTORS

Before making an investment decision in a particular series, you should carefully consider the following risks as well as the risks described in “Risk Factors” in the prospectus which we believe describe the principal factors that make an investment in the certificates speculative or risky.

If you are considering an investment in a class of exchangeable certificates you should carefully consider the risks related to the related classes of depositable certificates, since they will generally apply to the exchangeable certificates.

Certificates May Not Be Appropriate for Individual Investors

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand the prepayment, credit, liquidity and market risks associated with that class because:

•
The amounts you receive on your certificates will depend on the amount of the payments borrowers make on the related mortgage loans. Because we cannot predict the rate at which borrowers will repay their loans, you may receive distributions on your certificates in amounts that are larger or smaller than you expect. In addition, the life of your certificates may be longer or shorter than anticipated. Because of this, we cannot guarantee that you will receive distributions at any specific future date or in any specific amount.  You bear the reinvestment risks resulting from a rate of principal payments that is faster or slower than you expect.

•
The yield to maturity on your certificates will depend primarily on the purchase price of your certificates and the rate of principal payments and realized losses on the mortgage loans in the related loan group.

•
Rapid prepayment rates on the mortgage loans are likely to coincide with periods of low prevailing interest rates. During these periods, the yield at which you may be able to reinvest amounts received as payments on your certificates may be lower than the yield on your certificates. Conversely, slow prepayment rates on the mortgage loans are likely to coincide with periods of high interest rates. During these periods, the amount of payments available to you for reinvestment at high rates may be relatively low.

Credit Enhancement May Not Be Adequate

A decline in real estate values or in economic conditions generally could increase the rates of delinquencies, foreclosures and losses on the mortgage loans to a level that is significantly higher than those experienced currently. This in turn will reduce the yield on your certificates, particularly if the credit enhancement described in the term sheet for your certificates is not enough to protect your certificates from these losses.

The term sheet for your series will describe the specific credit enhancement features for the related issuing entity.  These credit enhancement features are intended to enhance the likelihood that holders of more senior classes of certificates will receive regular payments of interest and principal, but are limited in nature and may be insufficient to cover all losses on the mortgage loans.

If the issuing entity of your certificates uses subordination as a credit enhancement feature, the amount of any realized losses experienced on a mortgage loan will be applied to reduce the principal balance of the class of subordinated certificates with the highest numerical class designation, until the principal balance of that class has been reduced to zero, except that if the issuing entity of your certificates also uses overcollateralization and/or excess interest as a credit enhancement feature, those losses may first be absorbed by any overcollateralization or excess interest in your issuing entity.  If subordination, overcollateralization and/or excess interest is insufficient to absorb losses on the mortgage loans, then holders of more senior classes related to that mortgage loan will incur realized losses and may never receive all of their principal payments.

The term sheet for your series will specify whether certain types of realized losses, such as bankruptcy losses, fraud losses and special hazard losses, will be allocated differently among classes of certificates issued by that series.

The term sheet for your series will specify whether, after all credit enhancement for classes of senior certificates is exhausted, certain classes of senior certificates may also be required to absorb the realized losses otherwise allocable to other classes of senior certificates or certain payment priority triggers will be used to pay off certain classes of senior certificates at the expense of other classes of senior certificates.

Investors in senior certificates of a series should be aware that senior certificates, other than any interest only certificates, may be subject to various priorities for payment of principal.  Distributions of principal on the senior certificates of any series entitled to principal distributions with an earlier priority of payment will be affected by the rates of prepayment of the related mortgage loans early in the life of the related mortgage pool.  Those classes of senior certificates of any series entitled to principal distributions with a later priority of payment will be affected by the rates of prepayment of the related mortgage loans experienced both before and after the commencement of principal distributions on those classes, and will be more likely to be affected by losses on the mortgage loans not covered by any applicable credit enhancement.

Investors in subordinated certificates of a series should be aware that these classes of certificates of any series will be sensitive to the rate and timing of losses on the mortgage loans included in the issuing entity established for that series, if those losses are not covered by a more subordinate class of certificates of that series.  Generally, the rules governing distributions to certificates not only generally allocate all realized losses to the must subordinated class of certificates then outstanding, but also front load distributions of principal to the senior classes of certificates issued by that issuing entity.

If your issuing entity employs overcollateralization as a credit enhancement feature, it is expected that the senior certificates issued by that issuing entity will generally receive 100% of principal payments received on the related mortgage loans for a period of time following the closing date that will be specified in the related term sheet, and if certain loss and delinquency levels are exceeded thereafter, the senior certificates may once again receive 100% of principal payments received on the related mortgage loans.

If your issuing entity employs shifting interests as a credit enhancement feature, it is expected that the senior certificates issued by that issuing entity will generally receive 100% of principal prepayments received on the related mortgage loans for the first five, seven or ten years following the closing date, although the related subordinated certificates will generally be entitled to receive their pro rata portion of scheduled principal payments on the mortgage loans on each distribution date.  During the next four years, the senior certificates will generally receive a disproportionately large, but decreasing, share of the principal prepayments on the mortgage loans. This shifting interest feature will result in a quicker return of principal to the senior certificates and increases the likelihood that holders of the senior certificates will be paid the full amount of principal to which they are entitled.

None of the depositor, the sponsor, the master servicer or, unless otherwise expressly described in the related term sheet, any other entity will have any obligation to replace or supplement any credit enhancement or to take any other action to maintain any rating on the certificates of a series.

There Are Risks in Holding Subordinated Certificates

The term sheet for a series will specify which classes of certificates in that series are subordinated.  The protections afforded the senior certificates create risks for the related subordinated certificates. Prior to any purchase of any subordinated certificates, consider the following factors that may adversely impact your yield:

•
Because the subordinated certificates receive interest and principal distributions after the senior certificates receive those distributions, there is a greater likelihood that the subordinated certificates will not receive the distributions to which they are entitled on any distribution date.

•
If the servicer of a mortgage loan determines not to advance a delinquent payment on that mortgage loan because the servicer determines the amount is not recoverable from a borrower, there may be a shortfall in distributions on the certificates which will impact the subordinated certificates.

•
Losses resulting from the liquidation of defaulted loans will be allocated first to the subordinated certificates. A loss allocation results in a reduction in a certificate balance, potentially to zero, without a corresponding distribution of cash to the holder. A lower certificate balance will result in less interest accruing on the certificate.

•	The earlier in the transaction that a loss on a mortgage loan occurs, the greater the impact on your yield on the subordinated certificates.

There Are Risks Involving Unpredictability of Prepayments and the Effect of Prepayments on Yields

The rate of principal distributions and yields to maturity on the certificates of a series will be directly related to the rate of principal payments on the related mortgage loans.  For example, the rate of principal payments on the mortgage loans will be affected by the following:

•	the amortization schedules of the related mortgage loans; and

•	the rate of principal prepayments, including partial prepayments and full prepayments resulting from:

•	refinancing by borrowers;

•	liquidations of defaulted loans by a servicer; and

•	repurchases of mortgage loans by an originator or the seller as a result of defective documentation or breaches of representations and warranties.

The rate of principal distributions and yield to maturity on a class of certificates of any series that provides credit enhancement through overcollateralization may also be affected by the allocation of excess interest to principal distributions on the certificates to the extent necessary to create, maintain or restore, as applicable, the required level of overcollateralization specified in the related term sheet.

The yields to maturity of the certificates will also be affected by the exercise of any optional termination or auction feature described in the term sheet for your series.

The term sheet for your series will specify which mortgage loans in your issuing entity, if any, will have a prepayment penalty feature.  The rate of principal payments on mortgage loans is influenced by a wide variety of economic, geographic, social and other factors, including general economic conditions, the level of prevailing interest rates, the availability of alternative financing and homeowner mobility.  For example, if interest rates for similar loans fall below the interest rates on the mortgage loans, the rate of prepayment would generally be expected to increase.  Conversely, if interest rates on similar loans rise above the interest rates on the mortgage loans, the rate of prepayment would generally be expected to decrease.  We cannot predict the rate at which borrowers will repay their mortgage loans.  Please consider the following:

•
if you are purchasing a principal only certificate or any other offered certificate (other than a notional amount certificate) at a discount, your yield may be lower than expected if principal payments on the related mortgage loans occur at a slower rate than you expected;

•
if you are purchasing a notional amount certificate or any other offered certificate at a premium, your yield may be lower than expected if principal payments on the related mortgage loans occur at a faster rate than you expected;

•	if the rate of default and the amount of losses on the related mortgage loans are higher than you expect, then your yield may be lower than you expect;

•
the earlier a payment of principal occurs, the greater the impact on your yield.  For example, if you purchase any offered certificate at a premium and the average rate of principal payments is consistent with your expectations, but the rate of principal payments occurs initially at a rate higher than expected, your yield would be adversely impacted and a subsequent reduction in the rate of principal payments will not fully offset that adverse yield effect; and

•
prospective purchasers of the notional amount certificates should carefully consider the risk that a rapid rate of principal payments and realized losses on the related mortgage loans could result in the failure of such purchasers to recover their initial investments.

The term sheet for your series will specify which classes of certificates, if any, will be entitled to distributions of any repayment penalties on the mortgage loans.

Your Yield Will be Affected by the Interest-Only Feature of Mortgage Loans Held by Your Issuing Entity

The term sheet for your series will specify what percentage, if any, of the related mortgage loans will require monthly payments of only accrued interest for a substantial period of time after origination.  During the interest-only period, less principal will be available for distribution to the holders of the related certificates than otherwise would be the case.  In addition, these mortgage loans may have a higher risk of default after the interest-only period due to the larger outstanding balance and the increased monthly payment necessary to amortize fully the mortgage loan.  In addition, during the interest-only period, these mortgage loans may be less likely to prepay since the perceived benefits from refinancing may be less than if the mortgage loans were fully amortizing.  As the interest-only period approaches its end, however, these mortgage loans may be more likely to be refinanced in order to avoid higher monthly payments necessary to amortize fully the mortgage loans.

Investors should consider the fact that interest only loans reduce the monthly payment required by borrowers during the interest only period and consequently the monthly housing expense used to qualify borrowers pursuant to originators’ underwriting guidelines.  As a result, interest only loans may allow some borrowers to qualify for a mortgage loan who would not otherwise qualify for a fully amortizing mortgage loan or may allow them to qualify for a larger loan than would otherwise be the case.

Your Yield on the Certificates May Be Affected by How Mortgage Loan Interest Rate Adjustments Are Limited

The term sheet for a particular series will specify the mortgage loans in a particular series, if any, that have adjustable mortgage interest rates and whether the pass-through rates on the related certificates are directly related to the mortgage interest rates of the related mortgage loans.  If the certificates of a series accrue interest at a pass-through rate based upon the weighted average coupon of the mortgage loans, investors in these certificates should be aware that a majority of mortgage loans with adjustable mortgage rates generally have periodic and maximum limitations on adjustments to the interest rate on the mortgage loans. Consequently, the operation of these interest rate caps may limit increases in one or more pass-through rates for extended periods in a rising interest rate environment.  In addition, mortgage loans with adjustable rates accrue interest based upon a particular index (such as one-month LIBOR, six-month LIBOR or one-year LIBOR or one-year CMT) and these indices may respond to different economic factors or there may be a delay in the response of these indices to economic factors.  The yield on the related certificates will be impacted.

The Yields on the Floating Rate Certificates and Inverse Floating Rate Certificates in Your Series Will be Affected by the Level of One-Month LIBOR

The term sheet for your series will specify which certificates, if any, will be floating rate certificates and which certificates, if any, will be inverse floating rate certificates. The pass-through rates on floating rate certificates will be based on one-month LIBOR plus a margin, subject to a cap.  The pass-through rate on inverse floating rate certificates will be based on a fixed rate minus one-month LIBOR.  The yields on these classes of certificates will be affected by the level of one-month LIBOR.  If the level of one-month LIBOR is different than the level you expect, then your yields on these classes of certificates may be lower than you expect.  The pass-through rate on a class of inverse floating rate certificates may become as little as 0%.

The Structure of the Payments to the Senior Certificates in a Series May Affect Your Yield

The term sheet for a particular series will specify whether there are any special payment features of the related senior certificates, including planned balances, targeted balances, scheduled balances and certain lock out features.  For a description of the types of payment features (both principal and interest) that classes of senior certificates may have, see “Description of the Certificates—Categories of Classes of Certificates” in the prospectus.   If the prepayments on the related mortgage loans are faster or slower than you expect, any classes of senior certificates that receive distributions of principal according to a schedule may not receive distributions of principal in accordance with their expected schedules.  In particular, if the prepayments on the related mortgage loans are faster than expected, these classes of certificates will become very sensitive to the prepayments on the related mortgage loans, in part because the classes of certificates expected to receive distributions of principal after them (these classes of certificates are sometimes referred to as companion certificates) may have already been paid in full.  Companion certificates generally receive all excess payments on the related mortgage loans over the amount required to reduce the class principal balances of the related planned balance classes to their schedules and therefore the companion certificates are very sensitive to the rates of prepayments on the related mortgage loans.  If you purchase companion certificates and the rate of prepayments on the related mortgage loans is faster than you expect you will receive distributions of principal on the companion certificates sooner than you expect.  Conversely, if the prepayments on the related mortgage loans are slower than expected companion classes of certificates may not receive distributions of principal on certain distribution dates.

Rapid Prepayments on the Related Mortgage Loans Will Reduce the Yields on the Notional Amount Certificates

The term sheet for your series will specify which certificates, if any, are notional amount certificates.  The notional amount certificates receive distributions only of interest.  Distributions to the holders of these classes are based on the respective notional amounts for such classes.  You should fully consider the risks associated with an investment in the notional amount certificates.  If the related mortgage loans prepay faster than expected or if the proceeds of the assets of the issuing entity are distributed to the certificates earlier than expected, you may not fully recover your initial investment.

Information Regarding Historical Performance of Other Mortgage Loans May Not be Indicative of the Performance of the Mortgage Loans Owned by the Issuing Entity

A variety of factors may affect the performance of any pool of mortgage loans during any particular period of time. In addition, differing loan characteristics or external factors may cause the performance of the mortgage loans owned by any issuing entity to differ from the performance of other loans of a similar type. When examining data regarding the historical performance of pools of mortgage loans, prospective investors should consider, among other things:

•	differences in loan type;

•	the relative seasoning of the pools;

•	differences in interest rates, credit quality and any of various other material pool characteristics, both at formation of a pool and over time;

•	the extent to which the loans in a pool have prepayment penalties;

•	whether the loans were originated by different lenders, and the extent to which the underwriting guidelines differed; and

•	whether the loans were serviced by different servicers.

In particular, prospective investors should consider that, both in the case of comparable pools of mortgage loans and of the mortgage loans owned by the issuing entity, historical loan performance during a period of rising home values may differ significantly from the future performance of similar loans during a period of stable or declining home values.

Slower Prepayments on the Mortgage Loans Will Reduce the Yields on the Principal Only Certificates

The term sheet for your series will specify which certificates, if any, are principal only certificates.  Payments to certain kinds of principal only certificates come only from principal payments on the discount mortgage loans in the related loan group.  These discount mortgage loans are the mortgage loans with net mortgage rates less than the per annum percentage set forth in the related term sheet.  In general, the lower the net mortgage rate is on a mortgage loan, the more principal the principal only certificates, if related to that mortgage loan, will receive from it. Because holders of the principal only certificates receive distributions only of principal, they will be adversely affected by slower than expected prepayments. If you are investing in these principal only certificates, you should consider that since the discount mortgage loans in a loan group have lower net mortgage rates, they are likely to have a slower prepayment rate than other mortgage loans in that loan group.

In a Series Using Overcollateralization as a Credit Enhancement Feature, the Excess Interest from the Related Mortgage Loans May Not Provide Adequate Credit Enhancement to the Certificates

The term sheet for your series will specify whether that series is using overcollateralization and/or excess interest as credit enhancement features.  The mortgage loans in a series employing overcollateralization as a credit enhancement feature are expected to generate more interest than is needed to pay interest on the related certificates and the related expenses of the issuing entity because the weighted average interest rate on these mortgage loans is expected to be higher than the weighted average pass-through rate on the related certificates plus the weighted average expense fee rate.  If these mortgage loans generate more interest than is needed to pay interest on the certificates, such “excess interest” will be used to make additional principal payments on the certificates to the extent described in the related term sheet.  The use of excess interest to make additional distributions of principal on the certificates will reduce the aggregate class principal balance of the certificates below the aggregate principal balance of the related mortgage loans, thereby maintaining the required level of “overcollateralization.”  Overcollateralization is intended to provide limited protection to the holders of the certificates by absorbing these certificates’ share of losses from liquidated mortgage loans.  However, we cannot assure you that enough excess interest will be generated on the mortgage loans to maintain the required level of overcollateralization.

The excess interest available on any distribution date will be affected by the actual amount of interest received, collected or advanced in respect of the related mortgage loans during the preceding month.  Such amount will be influenced by changes in the weighted average of the mortgage rates resulting from prepayments and liquidations of the mortgage loans.  If on any distribution date, the pass-through rate of one or more classes of certificates is limited by the interest available on the mortgage loans, it may be necessary to apply all or a portion of the interest funds available to distribute interest at the pass-through rates for such classes of certificates.  As a result, interest may be unavailable for any other purpose.

In addition, when a borrower makes a full or partial prepayment on a mortgage loan, the amount of interest that the borrower is required to pay may be less than the amount of interest certificateholders would otherwise be entitled to receive with respect to the mortgage loan. The related servicer and, in certain circumstances, the master servicer, are each required to reduce its servicing fee or master servicing compensation, as applicable, to offset this shortfall, but the reduction for any distribution date is limited.  If the aggregate amount of interest shortfalls resulting from prepayments on the mortgage loans exceeds the amount of the related reduction in the master servicing compensation and the servicing fee, the amount of interest available to make distributions of interest to the certificates and to build or maintain overcollateralization will be reduced.

If the protection afforded by overcollateralization is insufficient, then the holders of the certificates could experience a loss on their investment.

Risks Related to a Series Using Cross-Collateralization as a Credit Enhancement Feature

The term sheet for your series will specify whether that series is using cross-collateralization as a credit enhancement feature.  Generally, in a deal that with this feature, with respect to the related senior certificates, the mortgage loans will generally not be “cross-collateralized”—interest and principal collections received from the mortgage loans in a loan group will only be available for distribution to the related senior certificates and not to the senior certificates related to the other loan groups.  On the other hand, collections from all of the mortgage loans will be available to make distributions to the related subordinated certificates.

Because the subordinated certificates will represent interests in all of the mortgage loans, the class principal balances of the subordinated certificates could be reduced to zero as a result of realized losses on the mortgage loans in any one loan group.  Therefore, the allocation of realized losses on the mortgage loans in any loan group to the subordinated certificates will reduce the subordination provided by the subordinated certificates to all of the senior certificates, including the senior certificates related to the loan groups of mortgage loans that did not suffer any losses.  This will increase the likelihood that future realized losses may be allocated to the senior certificates related to the loan groups of mortgage loans that did not suffer those previous losses.

The Exchangeable Certificates Are Subject to Additional Risks

The term sheet for your series will specify whether the series will issue depositable and exchangeable classes of certificates and their respective characteristics.  The characteristics of each class of exchangeable certificates will reflect the characteristics of the related class or classes of depositable certificates. Investors should also consider a number of factors that will limit a certificateholder's ability to exchange depositable certificates for exchangeable certificates and vice versa:

•           At the time of the proposed exchange, a certificateholder must own certificates of the related class or classes in the proportions necessary to make the desired exchange.

•           A certificateholder that does not own the certificates may be unable to obtain the necessary depositable certificates or exchangeable certificates.

•           The certificateholder of needed certificates may refuse to sell them at a reasonable price (or any price) or may be unable to sell them.

•           Certain certificates may have been purchased or placed into other financial structures and thus be unavailable for exchange.

•           Principal distributions will decrease the amounts available for exchange over time.  The proposed exchange cannot result in certificates of a class being issued in denominations less than the minimum denominations applicable to that class.

•           Only the combinations listed in the prospectus supplement for that series will be permitted.

•           You must own all of the depositable certificates in the correct proportion of a combination to be able to deposit them and receive the exchangeable certificates in exchange, or you must own all of the exchangeable certificates in the correct proportion of a combination to be able to deposit them and receive the depositable certificates of any combination in exchange.

•           If you own depositable certificates and want to exchange them for exchangeable certificates, you will receive exchangeable certificates only in connection with an exchange of  depositable certificates in the proportions specified for the applicable combination, and  if you own exchangeable certificates and want to exchange them for depositable certificates, you will receive depositable certificates only in connection with an exchange of exchangeable certificates in the proportions specified for the applicable combination.

We refer you to “Description of the Certificates—Exchangeable Certificates” in this free writing prospectus for more detail.

High Balance Mortgage Loans May Pose Special Risks

The term sheet for a series of certificates will specify the stated principal balances of the mortgage loans in that issuing entity as of the cut-off date.  Certain of these mortgage loans may have principal balances greater than $500,000.  You should consider the risk that the loss and delinquency experience on these high balance mortgage loans may have a disproportionate effect on the related loan group and the pool of mortgage loans as a whole.

High Loan-To-Value Ratios Increase Risk of Loss

Loans with higher loan-to-value ratios may present a greater risk of loss than loans with loan-to-value ratios of 80.00% or below.  The term sheet for a series of certificates will identify the extent to which loans in the trust have high loan-to-value ratios.  Additionally, the determination of the value of a mortgaged property used in the calculation of the loan-to-value ratios or combined loan-to-value ratios of the loans may differ from the appraised value of such mortgaged properties or the actual value of such mortgaged properties.

Payments in Full of a Balloon Loan Depend on the Borrower’s Ability to Refinance the Balloon Loan or Sell the Mortgaged Property

The term sheet for a series of certificates will identify the extent to which loans in the trust are balloon loans. Mortgage loans that are balloon loans may not be fully amortizing over their terms to maturity and, thus, will require substantial principal payments, i.e., balloon payments, at their stated maturity. Mortgage loans with balloon payments involve a greater degree of risk because the ability of a borrower to make a balloon payment typically will depend upon its ability either to timely refinance the loan or to timely sell the related mortgaged property. The ability of a borrower to accomplish either of these goals will be affected by a number of factors, including:

•           the level of available mortgage interest rates at the time of sale or refinancing;

•           the borrower’s equity in the related mortgaged property;

•           the financial condition of the mortgagor;

•           tax laws;

•           prevailing general economic conditions; and

•           the availability of credit for single family real properties generally.

Your Yield May be Affected by the Inclusion of 40-Year Mortgage Loans in the Mortgage Pool

The term sheet for a series of certificates will identify the extent to which loans in the trust have original terms to maturity of 40 years.  Mortgage loans with original terms to maturity of 40 years are a relatively new type of mortgage loan product.  As a result there is no basis on which to predict the performance characteristics of these mortgage loans.  The longer term to maturity of a 40 year mortgage loan allows the related borrower to make a lower monthly payment than would be required of the borrower for a mortgage loan with a 30 year term to maturity with the same original balance.  It may also allow the borrower to qualify for a larger mortgage loan balance than that borrower qualified for with respect to a similar mortgage loan with a 30 year term to maturity.

Mortgage loans with 40 year terms to maturity present different payment characteristics and risks than mortgage loans with 30 year terms to maturity including:

•
scheduled payments on mortgage loans with 40 year terms to maturity are smaller and, accordingly, less principal will be distributed to certificateholders on a monthly basis, thereby possibly extending the weighted average lives of the certificates;

•
since scheduled payments on mortgage loans with 40 year terms to maturity are smaller, mortgage loans with 40 year terms to maturity may be less likely to be prepaid, since the perceived benefits of refinancing may be less than those benefits perceived with mortgage loans with 30 year terms to maturity; and

•	if a mortgage loan with a 40 year term to maturity defaults, the related realized loss may be more severe since the mortgage loan would likely have a larger unpaid principal balance.

Inadequacy of Value of Properties Could Affect Severity of Losses

Assuming that the related mortgaged properties provide adequate security for the mortgage loans, substantial delays in recoveries may occur from the foreclosure or liquidation of defaulted loans. We cannot assure you that the values of the properties have remained or will remain at the levels in effect on the dates of origination of the related loans. Further, liquidation expenses, including legal fees, real estate taxes, and maintenance and preservation expenses will reduce the proceeds payable on the mortgage loans and thereby reduce the security for the mortgage loans. As a result, the risk that you will suffer losses could increase. If any of the properties fail to provide adequate security for the related loan, you may experience a loss. See “Legal Aspects of Mortgage Loans—Foreclosure” in the accompanying prospectus.

The term sheet for a series of certificates will identify the extent to which loans in the trust are investment properties, based upon representations of the related mortgagors.  Investment properties are generally considered to be subject to a greater risk of delinquency and/or default than primary residences and therefore the offered certificates may be more likely to suffer losses.

Any Derivative Contracts will be Subject to Counterparty Risk

The assets of an issuing entity may include one or more cap contracts, corridor contracts or swap agreements that will require the derivative contract counterparty specified in the related term sheet to make certain payments for the benefit of one or more classes of certificates. To the extent that payments on these certificates depend in part on payments to be received by the securities administrator, on behalf of the trustee, under the related derivative contracts, the ability of the securities administrator to make such payments on such classes of offered certificates will be subject to the credit risk of the derivative contract counterparty.  Payments from the derivative contract counterparty will only be available to cover certain shortfalls or losses on the related class or classes of certificates, as will be specified in the related term sheet.

If a derivative contract in a particular series is a swap agreement, any net payments payable under that swap agreement by the related derivative contract counterparty will only be payable if the amount owed by the derivative contract counterparty on a distribution date exceeds the amount owed to the derivative contract counterparty on such distribution date. This will only occur in certain periods described in the term sheet for that series.  No assurance can be made that any amounts will be received under a swap agreement, or that any such amounts that are received will be sufficient for their intended purpose. Any net swap payment payable to the derivative contract counterparty under the terms of a swap agreement will reduce amounts available for distribution to the related certificateholders, and may reduce the interest distributed to the certificates. In addition, any swap termination payment payable to the derivative contract counterparty in the event of early termination of a swap agreement (other than certain swap termination payments resulting from an event of default or certain termination events with respect to the derivative contract counterparty, as described in the related term sheet) will reduce amounts available for distribution to the related certificateholders.

Upon early termination of a swap agreement, a payment may be owed by either the derivative contract counterparty or the affected issuing entity, regardless of which party caused the termination. The swap termination payment will be computed in accordance with the procedures set forth in the related swap agreement. In the event that the derivative contract counterparty is entitled under the swap agreement to receive a swap termination payment, the trust will be required to make that payment on the related distribution date, and on any subsequent distribution dates until the derivative contract counterparty has been paid in full, prior to distributions to certificateholders (other than certain swap termination payments resulting from an event of default or certain termination events with respect to the derivative contract counterparty, which swap termination payments generally will be subordinated to distributions to the holders of the some of the classes of certificates, as will be specified in the related term sheet). This feature may result in losses on the related classes of certificates. Due to the priority of the applications of the available funds, any classes of certificates that are subordinated in right of payment to payments made to the derivative contract counterparty will bear the effects of any shortfalls resulting from a net swap payment or swap termination payment before such effects are borne by the classes of certificates that are senior in right of payment to the derivative contract counterparty.

Each derivative contract in a series shall provide that the related derivative contract counterparty may, at its option, upon the request of the depositor, (A) deliver to the related issuing entity the financial information, if any, required to be provided by the issuing entity under Item 1115(b) of Reg AB, or (B) assign its rights and obligations under the related derivative contracts to a substitute counterparty, which may be an affiliate of the derivative contract counterparty, and which agrees to provide such financial information as to itself.  For purposes of the preceding sentence, any substitute counterparty (or any entity providing a guaranty in connection with the substitute counterparty’s obligations under the related derivative contract) shall have the same credit rating from each Rating Agency rating the certificates of that series as the resigning derivative contract counterparty (or any entity providing a guaranty in connection with the substitute counterparty’s obligations under the related derivative contract) or shall have obtained from each Rating Agency a confirmation that such assignment would not cause it to reduce, qualify or withdraw its rating of the certificates of that series.  The derivative counterparty shall not be required to take any of the above-described actions and any failure of the derivative counterparty to take any such actions shall not constitute an event of default under the derivative contract.

Your Yield Could be Affected by the Balloon Feature of Some of the Mortgage Loans in a Series

The term sheet for a series of certificates will specify whether the assets of the issuing entity will include balloon loans. Balloon loans pose a special payment risk because the mortgagor must pay, and the master servicer is not obligated to advance, a lump sum payment of principal at the end of the loan term.  If the mortgagor is unable to pay the lump sum or refinance the balloon balance, you may suffer a loss if the collateral for the loan is insufficient and the other forms of credit enhancement are insufficient or unavailable to cover the loss.

Bankruptcy of Borrowers May Adversely Affect Distributions on Certificates

The application of federal and state laws, including bankruptcy and debtor relief laws, may interfere with or adversely affect the ability to realize on the properties, enforce deficiency judgments or pursue collection litigation with respect to defaulted loans. As a consequence, borrowers who have defaulted on their loans and sought, or are considering seeking, relief under bankruptcy or debtor relief laws will have substantially less incentive to repay their loans. As a result, these loans will likely experience more severe losses, which may be total losses and could therefore increase the risk that you will suffer losses. See “—Credit Enhancement May Not Be Adequate” above.

Limited Recourse

Neither the certificates nor the assets of any issuing entity will be guaranteed by the depositor, the seller, the master servicer, the servicers, the securities administrator, the trustee or any of their respective affiliates or insured by any governmental agency.  Consequently, if collections on the related mortgage loans are insufficient to make all payments required on the certificates issued by that issuing entity and the protection against losses provided by subordination and limited cross-collateralization is exhausted, you may incur a loss on your investment.

Recent Developments in the Residential Mortgage Market May Adversely Affect the Performance and Market Value of Your Certificates

Recently, the residential mortgage market in the United States, particularly in the subprime sector, has experienced a variety of difficulties and changed economic conditions that may adversely affect the performance and market value of  your certificates.  In recent months, delinquencies and losses with respect to residential mortgage loans generally have increased and may continue to increase. In addition, in recent months the value of mortgaged properties in many states have declined or remained stable, after extended periods of appreciation.  In addition, in recent months housing prices and appraisal values in many states have declined or stopped appreciating, after extended periods of significant appreciation.  A continued decline or an extended flattening of those values may result in additional increases in delinquencies and losses on residential mortgage loans generally.

We cannot predict whether the increases in delinquencies and losses will spread beyond the subprime sector generally or whether they will affect the mortgage loans in the mortgage pool in a particular series.  You should consider that the general market conditions discussed above may affect the performance of the mortgage loans in your series and may adversely affect the yield on the certificates of a series.

You Could be Adversely Affected by Violations of Consumer Protection Laws

Applicable state laws generally regulate interest rates and other charges and require certain disclosures.  In addition, state and federal consumer protection laws, unfair and deceptive practices acts and debt collection practices acts may apply to the origination or collection of the mortgage loans.  Depending on the provisions of the applicable law, violations of these laws may limit the ability of the servicers to collect all or part of the principal of or interest on the mortgage loans, may entitle the borrower to a refund of related amounts previously paid and, in addition, could subject the master servicer (in its capacity as successor servicer) or the related servicer to damages and administrative enforcement.

The Federal Home Ownership and Equity Protection Act of 1994, commonly known as HOEPA, prohibits inclusion of some provisions in mortgage loans that have mortgage rates or origination costs in excess of prescribed levels, and requires that borrowers be given certain disclosures prior to the consummation of such mortgage loans.  Some states, as in the case of Georgia, with respect to Georgia’s Fair Lending Act of 2002, have enacted, or may enact, similar laws or regulations, which in some case impose restrictions and requirements greater than those in HOEPA.  Failure to comply with these laws, to the extent applicable to any of the mortgage loans, could subject the issuing entity as an assignee of the mortgage loans, to monetary penalties and could result in the borrowers rescinding such mortgage loans against the issuing entity.  Lawsuits have been brought in various states making claims against assignees of high cost loans for violations of state law.  Named defendants in these cases have included numerous participants within the secondary mortgage market, including some securitization trusts.  The originators and the seller in the related series will warrant that the mortgage loans sold by them to the related issuing entity do not include any mortgage loan in violation of HOEPA or similar state laws.  However, if the assets of the issuing entity should include loans subject to HOEPA or in material violation of similar state laws, it will have repurchase remedies against the related originator or the seller, as applicable.  See “Legal Aspects of the Mortgage Loans” in the prospectus.

Failure of Servicers and Master Servicer to Perform May Adversely Affect Distributions on Certificates

The amount and timing of distributions on the certificates in a series generally will be dependent on the related servicers performing their respective servicing obligations and on the master servicer performing its master servicing obligations in an adequate and timely manner. See “Servicing of the Mortgage Loans—Servicing and Collection Procedures” in this free writing prospectus. If a servicer or the master servicer fails to perform its respective servicing or master servicing obligations, this failure may result in the termination of that servicer or master servicer. That termination, with its corresponding transfer of daily collection activities, will likely increase the rates of delinquencies, defaults and losses on the related mortgage loans. As a result, shortfalls in the distributions due on your certificates could occur.

The Servicing Fee May Be Insufficient To Engage Replacement Servicers or Master Servicer

The term sheet for a particular issuing entity will specify the fees and expenses, including the servicing fee and master servicing fee, payable by that issuing entity.  In the event it becomes necessary to replace a servicer or master servicer, no assurance can be made that the servicing fee or master servicing fee, as applicable, will be sufficient to attract replacement servicers or a replacement master servicer to accept an appointment for the related trust.  In addition, to the extent the loans of any series have amortized significantly at the time that a replacement servicer or a replacement master servicer is sought, the aggregate fee that would be payable to any such replacement may not be sufficient to attract a replacement to accept an appointment for the trust.

Your Yield May be Affected if There is a Transfer of Servicing of Certain Mortgage Loans

As will be specified in the prospectus supplement for a series, the seller may retain the right, subject to certain conditions, to terminate certain of the servicers as servicers with respect to the related mortgage loans and cause the transfer of the servicing of those mortgage loans to be transferred to third parties.  All transfers of servicing involve the risk of disruption in collections due to data input errors, misapplied or misdirected payments, system incompatibilities and other reasons.  As a result, if the servicing of mortgage loans is transferred, the rates of delinquencies, defaults and losses on the related mortgage loans are likely to increase, at least for a period of time.  If servicing is transferred, there can be no assurance as to the extent or duration of any disruptions associated with the transfer of any servicing or as to what affect on the yield on your certificates will be.  In addition, even though a servicing transfer cannot occur unless certain conditions set forth in the related pooling and servicing agreement are met, there can be no guarantee that a servicing transfer will not have an adverse impact on the rates of delinquency, default and losses on the related mortgage loans.

Rights of Beneficial Owners May Be Limited by Book-Entry System

If you are a purchaser of a book-entry certificate, your ownership of that certificate will be registered electronically with DTC. The lack of physical certificates could:

•	result in payment delays on your certificates because the securities administrator will be sending distributions on the certificates to DTC instead of directly to you;

•	make it difficult for you to pledge your certificates if physical certificates are required by the party demanding the pledge; and

•
hinder your ability to resell your certificates because some investors may be unwilling to buy certificates that are not in physical form. See “Description of the Certificates—Book-Entry Certificates” in this free writing prospectus.

Military Action and Terrorist Attacks

The effects that military action by U.S. forces in Iraq and Afghanistan or other regions and terrorist attacks in the United States or other incidents and related military action may have on the performance of the mortgage loans in a series or on the values of the related mortgaged properties cannot be determined at this time.  Investors should consider the possible effects on delinquency, default and prepayment experience of the mortgage loans.  Federal agencies and non-government lenders have and may continue to defer, reduce or forgive payments and delay foreclosure proceedings in respect of loans to borrowers affected in some way by recent and possible future events.  In addition, activation of a substantial number of U.S. military reservists or members of the National Guard may significantly increase the proportion of mortgage loans whose mortgage rates are reduced by application of the Servicemembers’ Civil Relief Act (formerly known as the Soldiers’ and Sailors’ Civil Relief Act of 1940), or similar state laws, and neither the master servicer nor the servicers will be required to advance for any interest shortfall caused by any such reduction.  Shortfalls in interest may result from the application of the Servicemembers’ Civil Relief Act or similar state laws.  Depending on the structure of the certificates in a series, interest payable to certificateholders may be reduced on a pro rata basis by any reductions in the amount of interest collectible as a result of application of the Servicemembers’ Civil Relief Act or similar state laws. See “Legal Aspects of the Mortgage Loans—Servicemembers’ Civil Relief Act” in the prospectus.

Risks Related to the Class A-R Certificates

If you purchase the Class A-R Certificates in a series, as holder you must include the taxable income or loss of each REMIC created by the related issuing entity in determining its federal taxable income. It is not anticipated that the residual certificateholders will receive distributions from the issuing entity. As such, prospective investors are cautioned that the residual certificateholders’ REMIC taxable income and the tax liability associated therewith may be substantial during certain periods, in which event the holders of those certificates must have sufficient sources of funds to pay such tax liability. Furthermore, it is anticipated that all or a substantial portion of the taxable income of the REMICs includible by the holders of the residual certificates will be treated as “excess inclusion” income.  As such, the holder will (i) be unable to use net operating losses to offset such income, (ii) treat such income as “unrelated business taxable income” (if applicable), and (iii) if such holder is a foreign person, be subject to 30% withholding tax to certain non-U.S. investors, with no exemption or treaty reduction.

Under the provisions of the Internal Revenue Code relating to REMICs, it is likely that the residual certificates will be considered to be a “non-economic residual interest.”  As such, a transfer of those certificates would be disregarded if it had a significant purpose to impede the assessment or collection of tax. Accordingly, the transferee affidavit used for transfers of the residual certificates will require each transferee to affirm that it (i) historically has paid its debts as they have come due and intends to do so in the future, (ii) understands that it may incur tax liabilities with respect to the residual certificate in excess of cash flows generated by it, (iii) intends to pay taxes associated with holding such residual certificates as such taxes become due, (iv) will not cause the income from the residual certificates to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other person and (v) will not transfer the residual certificates to any person or entity that does not provide a similar affidavit. Each transferor must certify in writing to the securities administrator that, as of the date of transfer, it had no knowledge or reason to know that the affirmations made by the transferee pursuant to the preceding sentence were false. Under the regulations, any transfer of the Class A-R Certificate will be disregarded for federal tax purposes if a significant purpose of the transfer was to enable the seller to impede the assessment or collection of tax. A significant purpose to impede the assessment or collection of tax exists if the seller, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of each REMIC created by the issuing entity. Notwithstanding the above, a transfer will be respected if (a) the transferor has performed reasonable investigations of the transferee and has no knowledge or no reason to know that a transferee intended to impede the assessment or collection of taxes, (b) the transfer is not made to a foreign permanent establishment or fixed base of a U.S. taxpayer (an “Offshore Location”), (c) the transferee represents that it will not cause income from the Class A-R Certificate to be attributable to an Offshore Location and (d) one of the two tests set forth in Treasury regulations issued on July 19, 2002 is satisfied.  See “Material Federal Income Tax Consequences—The Class A-R Certificates” and “ERISA Matters” in this free writing prospectus and “Federal Income Tax Consequences—REMICs-Taxation of Owners of REMIC Residual Certificates,” and “Federal Income Tax Consequences—Tax-Related Restrictions on Transfers of REMIC Residual Certificates” in the prospectus.

An individual, trust or estate that holds a Class A-R Certificate (whether the residual certificate is held directly or indirectly through certain pass-through entities) also would have additional gross income with respect to, but may be subject to limitations or disallowance of deductions for servicing fees on the mortgage loans and other administrative expenses properly allocable to such residual certificate in computing such holder’s regular tax liability, and may not be able to deduct such fees or expenses at all in computing such holder’s alternative minimum tax liability. As a result, the Class A-R Certificates generally are not suitable investments for individuals or for partnerships, estates or S corporations with individuals as partners, beneficiaries or shareholders.  The pooling and servicing agreement will require that any such gross income and such fees and expenses will be allocable to holders of the Class A-R Certificates in proportion to their respective ownership interests. See “Federal Income Tax Consequences—REMICS-Taxation of Owners of REMIC Residual Certificates” in the prospectus.  Furthermore, the federal income tax consequences of any consideration paid to a transferee on a transfer of a Class A-R Certificate are unclear. Any transferee of a Class A-R Certificate receiving such consideration should consult its tax advisors.

Due to the special tax treatment of residual interests, the effective after-tax return of the Class A-R Certificates may be significantly lower than would be the case if the Class A-R Certificates were taxed as debt instruments and could be negative.

DESCRIPTION OF THE MORTGAGE LOANS

General

On the Closing Date for the related series, the issuing entity (the “Issuing Entity”) will own the mortgage loans (the “Mortgage Loans” or the “Mortgage Pool”) described in the related term sheet.  As described in the related term sheet, the Mortgage Loans may be segregated into multiple loan groups (each, a “Loan Group”), for the purpose of allocating distributions to the senior certificates issued by that Issuing Entity.

The assets of the Issuing Entity will include, in addition to the Mortgage Pool, among other things, (i) the amounts held from time to time in one or more accounts maintained in the name of the Trustee pursuant to the related Pooling and Servicing Agreement, (ii) the amounts held from time to time in the related Custodial Accounts and the related Distribution Account maintained in the name of the Trustee pursuant to the Pooling and Servicing Agreement, (iii) any property which initially secured a related Mortgage Loan and which is acquired by foreclosure or deed in lieu of foreclosure, (iv) all insurance policies related to the related Mortgage Loans and any insurance proceeds, (v) all of the right, title and interest of the Depositor to the related mortgage loan purchase agreement, the related underlying mortgage loan purchase agreements and the underlying servicing agreements as described under “Assignment of the Mortgage Loans; Representations and Warranties Relating to the Mortgage Loans” below and (vi)  any rights with respect to any yield maintenance or credit enhancement feature described in the term sheet.

Pursuant to assignment, assumption and recognition agreements (the “Assignment Agreements”), each among the Depositor, the Seller, the related Originator or Servicer, as applicable, and the Trustee, on behalf of the Issuing Entity, the Seller and the Depositor will assign to the Trustee their respective interests in the underlying mortgage loan purchase agreements (each, an “underlying mortgage loan purchase agreement”) and/or the underlying servicing agreements (each, an “underlying servicing agreement”) with respect to the Mortgage Loans originally entered into between the Seller and the Originators.  With respect to any Mortgage Loans originated by the Seller in the ordinary course of its business, the Seller will assign its interests in those Mortgage Loans, other than any retained servicing rights, to the Depositor and the Trustee under a mortgage loan purchase agreement (the “Mortgage Loan Purchase Agreement”).

Unless otherwise described in the related prospectus supplement, the Mortgage Loans will have been acquired by the Seller from the Originators or from correspondent lenders in the ordinary course of its business.  To the extent that one of the Originators described in this free writing prospectus originated any of the Mortgage Loans in a series, those Mortgage Loans were underwritten by the Originators substantially in accordance with the related underwriting criteria specified in the related term sheet.  See “—Underwriting Standards” below.  The servicers will service the Mortgage Loans pursuant to existing underlying servicing agreements with the Seller, which agreements, as they relate to the Mortgage Loans, have been assigned to the Trustee.  It is generally expected that Wells Fargo Bank, National Association, as master servicer (“Wells Fargo” or, in such capacity, the “Master Servicer”) will master service the Mortgage Loans.

Assignment of the Mortgage Loans

Under the Assignment Agreements and the mortgage loan purchase agreement, Morgan Stanley Mortgage Capital Inc. (the “Seller”) will sell the Mortgage Loans to the Depositor and the Depositor will sell the Mortgage Loans to the Issuing Entity.  Pursuant to the Assignment Agreements, the Seller will transfer its rights and obligations under the underlying mortgage loan purchase agreements with respect to certain representations, warranties and covenants made by the Originators relating to, among other things, certain characteristics of the Mortgage Loans.  Pursuant to the Pooling and Servicing Agreement and the mortgage loan purchase agreement, the Seller will make certain representations, warranties and covenants relating to certain characteristics of certain Mortgage Loans.  Subject to the limitations described below, the Originator or the Seller will be obligated as described herein to purchase or substitute a similar mortgage loan for any related Mortgage Loan as to which there exists deficient documentation or as to which there has been an uncured breach of any such representation or warranty relating to the characteristics of the Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interests of the Certificateholders in such Mortgage Loan (a “Defective Mortgage Loan”).  See “Description of the Agreements—Assignment of Assets; Repurchases” and “—Representations and Warranties; Repurchases” in the prospectus.

Pursuant to a pooling and servicing agreement (the “Pooling and Servicing Agreement”), dated as of the Cut-off Date, among Morgan Stanley Capital I Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association (“Wells Fargo”), as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”), Morgan Stanley Mortgage Capital Inc., as seller, and LaSalle Bank National Association, as trustee (the “Trustee”) of the Issuing Entity, on the Closing Date the Depositor will sell, transfer, assign, set over and otherwise convey without recourse to the Trustee, in its capacity as trustee, all of its rights to the Mortgage Loans and its rights and obligations under the Assignment Agreements (including the right to enforce the Originators’ purchase obligations) and under the mortgage loan purchase agreement.  The obligations of the Originators and the Seller with respect to the Certificates are limited to their respective obligations to purchase or substitute for Defective Mortgage Loans.

In connection with such transfer and assignment of the Mortgage Loans, the Depositor will deliver or cause to be delivered to the Trustee or its custodian, among other things, the original promissory note or a lost note affidavit and a copy of the promissory note (the “Mortgage Note”) (and any modification or amendment thereto) endorsed in blank without recourse, or to the Trustee as trustee of the related trust, the original instrument creating a first lien on the related Mortgaged Property (the “Mortgage”) with evidence of recording indicated thereon, an assignment in recordable form of the Mortgage, all recorded intervening assignments of the Mortgage and any modifications to such Mortgage Note and Mortgage (except for any such document other than Mortgage Notes not available on the Closing Date, which will be delivered to or on behalf of the Trustee as soon as the same is available to the Depositor) (collectively, the “Mortgage File”).  Assignments of the Mortgage Loans to the Trustee (or its nominee) will be recorded in the appropriate public office for real property records, except in states where, in the opinion of counsel, such recording is not required to protect the Trustee’s interest in the Mortgage Loans against the claim of any subsequent transferee or any successor to or creditor of the Depositor.

The related Originators, pursuant to their respective Assignment Agreements, and/or the Sponsor pursuant to the mortgage loan purchase agreement or the Pooling and Servicing Agreement, will make certain representations and warranties regarding the Mortgage Loans which will include, among other things that:

•	as of the cut-off date, the information about the Mortgage Loans in the related prospectus supplement was true and correct in all material respects;

•	except as otherwise described in the related prospectus supplement, each Mortgage Loan is secured by a first lien on the related mortgaged property is the subject of a primary insurance policy;

•
the Sponsor and Seller had good title to the Mortgage Loans and, except as otherwise described in the related prospectus supplement, no Mortgage Loan is subject to offsets, defenses or counterclaims except as may be provided under the Servicemembers Civil Relief Act or similar state laws;

•	to the best of the Sponsor’s or Originator’s knowledge, the mortgaged property securing each Mortgage Loan is free of material damage and is in good repair;

•	each Mortgage Loan complied in all material respects with all applicable local, state and federal laws at the time of origination; and

•	to the best of the Sponsor’s or Originator’s knowledge, there is no delinquent tax or assessment lien against the mortgaged property securing any Mortgage Loan.

The Trustee or a Custodian on its behalf will review each Mortgage File within the time period specified in the related Pooling and Servicing Agreement or promptly after the Trustee’s receipt of any document permitted to be delivered after the Closing Date.  The Trustee or a Custodian on behalf of the Trustee will hold such Mortgage Files in trust for the benefit of the Certificateholders in accordance with their respective customary procedures, including storing the documents in fire-resistant facilities.  If at the end of such specified period, any document in a Mortgage File is found to be missing or not in compliance with the review requirements set forth in the Pooling and Servicing Agreement and the related Originator or the Seller, as applicable, does not cure such omission or noncompliance within the time period required under the applicable underlying mortgage loan purchase agreement or the Mortgage Loan Purchase Agreement, as applicable, and such omission or noncompliance is deemed to have a material and adverse affect on the value of that Mortgage Loan, then the applicable Originator, pursuant to such underlying mortgage loan purchase agreement, as modified by the related Assignment Agreement, or the Seller pursuant to the Pooling and Servicing Agreement or the mortgage loan purchase agreement, is obligated to purchase the related Defective Mortgage Loan from the assets of the Issuing Entity.  In addition if one of the above representations or any other representation or warranty with respect to a Mortgage Loan in the mortgage loan purchase agreement or an Assignment Agreement, as applicable, is breached then the applicable Originator, pursuant to such underlying mortgage loan purchase agreement, as modified by the related Assignment Agreement, or the Seller pursuant to the Pooling and Servicing Agreement or the mortgage loan purchase agreement, is obligated to purchase the related Defective Mortgage Loan from the assets of the Issuing Entity.  If required to repurchase a Mortgage Loan, the Seller or the related Originator as applicable will be required to repurchase that Mortgage Loan at a price equal to the sum of (a) 100% of the Stated Principal Balance thereof and (b) unpaid accrued interest thereon from the Due Date to which interest was last paid by the mortgagor to the Due Date immediately preceding the repurchase.  Rather than purchase the Defective Mortgage Loan as provided above, the applicable Originator or the Seller may remove such Mortgage Loan (a “Deleted Mortgage Loan”) from the Mortgage Pool and substitute in its place one or more mortgage loans of like kind (such loan a “Replacement Mortgage Loan”); provided, however, that such substitution is permitted only within two years after the Closing Date and may not be made unless an opinion of counsel is provided to the effect that such substitution would not disqualify any REMIC or result in a prohibited transaction tax under the Code.

Any Replacement Mortgage Loan generally will, on the date of substitution, among other characteristics set forth in the related underlying servicing agreement, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution, not in excess of the Stated Principal Balance of the Deleted Mortgage Loan (the amount of any shortfall to be deposited in the Distribution Account in the month of substitution (a “Substitution Adjustment Amount”)), (ii) have a maximum Mortgage Rate not less than (and not more than two percentage points greater than) the maximum mortgage rate of the Deleted Mortgage Loan, (iii) have a Loan-to-Value Ratio equal to or less than that of the Deleted Mortgage Loan, (iv) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, (v) is otherwise acceptable to the Seller, (vi) have the same adjustment date as that of the Deleted Mortgage Loan, (vii) have a minimum Mortgage Rate not less than that of the Deleted Mortgage Loan, (viii) have the same Index as that of the Deleted Mortgage Loan and (ix) comply with all of the representations and warranties set forth in the related underlying servicing agreement, as modified by the related Assignment Agreement.  This cure, repurchase or substitution obligation constitutes the sole remedy available to the Certificateholders or the Trustee for omission of, or a material defect in, a Mortgage File.

Loan Purchasing Guidelines and/or Underwriting Standards

Any Originator that originated 10% or more (by principal balance) of the mortgage loans in a loan group of a series will be named in the term sheet for that series.  The Seller will represent and warrant that each of the Mortgage Loans purchased by it from qualified correspondents that was subsequently sold to the related issuing entity was underwritten in accordance with its loan purchasing guidelines.  Each of the related Originators, and in certain circumstances, the Seller, will represent and warrant that each of the Mortgage Loans originated by it that was subsequently sold to the related issuing entity was underwritten in accordance with that Originator’s underwriting guidelines.  The Seller’s loan purchasing guidelines for the mortgage loans that it purchases from qualified correspondents are described below and may not apply to other mortgage loans sold to the related issuing entity.  The guidelines of any Originator that originated 20% or more (by principal balance) of the mortgage loans in a loan group of a series will be described in the term sheet for that series.

Loan Purchasing Guidelines of Morgan Stanley Mortgage Capital Inc.

General.  For a description of Morgan Stanley Mortgage Capital Inc. (“MSMC” or the “Sponsor”) please see “The Sponsor” in this free writing prospectus.

The loan purchasing guidelines below apply to mortgage loans originated pursuant to MSMC’s guidelines and may not apply to other mortgage loans sold by MSMC to a particular issuing entity.

The standards applicable to the purchase of mortgage loans by Morgan Stanley Mortgage Capital Inc. typically differ from, and are, with respect to a substantial number of mortgage loans, generally less stringent than, the underwriting standards established by Fannie Mae or Freddie Mac primarily with respect to original principal balances, loan-to-value ratios, borrower income, required documentation, interest rates, borrower occupancy of the mortgaged property and/or property types. To the extent the programs reflect underwriting standards different from those of Fannie Mae and Freddie Mac, the performance of the mortgage loans thereunder may reflect higher delinquency rates and/or credit losses.  In addition, on a case-by-case basis, the Seller may determine that, based upon compensating factors, a prospective borrower not strictly qualifying under its loan purchasing guidelines warrants an underwriting exception. Compensating factors may include, but are not limited to, low loan-to-value ratios, low debt-to-income ratios, good credit history, stable employment, financial reserves, and time in residence at the applicant's current address. A significant number of the Mortgage Loans sold by the Seller to the issuing entity may represent underwriting exceptions.

Generally, each mortgagor will have been required to complete an application designed to provide to the original lender pertinent credit information concerning the mortgagor. As part of the description of the mortgagor’s financial condition, the mortgagor will have furnished information with respect to its assets, liabilities, income (except as described below), credit history, employment history and personal information, and furnished an authorization to apply for a credit report which summarizes the mortgagor’s credit history with local merchants and lenders and any record of bankruptcy. The mortgagor may also have been required to authorize verifications of deposits at financial institutions where the mortgagor had demand or savings accounts. In the case of investment properties and two- to four-unit dwellings, income derived from the mortgaged property may have been considered for loan purchasing purposes, in addition to the income of the mortgagor from other sources.

With respect to mortgaged property consisting of vacation or second homes, no income derived from the property generally will have been considered for loan purchasing purposes. In the case of certain borrowers with acceptable payment histories, no income will be required to be stated (or verified) in connection with the loan application.

Based on the data provided in the application and certain verification (if required), a determination is made by the original lender that the mortgagor’s monthly income (if required to be stated) will be sufficient to enable the mortgagor to meet its monthly obligations on the mortgage loan and other expenses related to the property such as property taxes, utility costs, standard hazard insurance and other fixed obligations other than housing expenses. Generally, scheduled payments on a mortgage loan during the first year of its term plus taxes and insurance and all scheduled payments on obligations that extend beyond ten months equal no more than a specified percentage of the prospective mortgagor’s gross income. The percentage applied varies on a case by case basis depending on a number of loan purchasing criteria, including the loan-to-value ratio of the mortgage loan. The originator may also consider the amount of liquid assets available to the mortgagor after origination.

Certain of the mortgage loans have been originated under alternative, reduced documentation, no-stated-income, no-documentation, no-ratio or stated income/stated assets programs, which require less documentation and verification than do traditional full documentation programs. Generally, under an alternative documentation program, the borrower provides alternate forms of documentation to verify employment, income and assets.  Under a reduced documentation program, no verification of one of either a mortgagor’s income or a mortgagor’s assets is undertaken by the originator. Under a stated-income program or a no-ratio program, certain borrowers with acceptable payment histories will not be required to provide any information regarding income and no other investigation regarding the borrower’s income will be undertaken.  Under a no-stated income/stated assets program, no verification of both a mortgagor’s income and a mortgagor’s assets is undertaken by the originator.  Under a no-documentation program, no verification of a mortgagor’s income or assets is undertaken by the originator and such information may not even be stated by the mortgagor. The loan purchasing decisions for such mortgage loans may be based primarily or entirely on an appraisal of the mortgaged property and the loan-to-value ratio at origination.

The adequacy of the mortgaged property as security for repayment of the related mortgage loan will generally have been determined by an appraisal in accordance with pre-established appraisal procedure guidelines for appraisals established by or acceptable to the originator. All appraisals conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and must be on forms acceptable to Fannie Mae and/or Freddie Mac. Appraisers may be staff appraisers employed by the originator or independent appraisers selected in accordance with pre-established appraisal procedure guidelines established by the originator. The appraisal procedure guidelines generally will have required the appraiser or an agent on its behalf to personally inspect the property and to verify whether the property was in good condition and that construction, if new, had been substantially completed. The appraisal generally will have been based upon a market data analysis of recent sales of comparable properties and, when deemed applicable, an analysis based on income generated from the property or a replacement cost analysis based on the current cost of constructing or purchasing a similar property.

SERVICING OF THE MORTGAGE LOANS

General

Each Servicer will initially have primary responsibility for servicing the Mortgage Loans originated and/or sold by it, including, but not limited to, all collection, advancing and loan-level reporting obligations, maintenance of escrow accounts, maintenance of insurance and enforcement of foreclosure proceedings with respect to the Mortgage Loans and related Mortgaged Properties.

Wells Fargo Bank, National Association (“Wells Fargo”), with its principal master servicing offices at 9062 Old Annapolis Road, Columbia, Maryland 21045, will perform the duties of Master Servicer in accordance with the terms set forth in the Pooling and Servicing Agreement.  Wells Fargo is one of the banking subsidiaries of Wells Fargo & Company.  Wells Fargo will not be ultimately responsible for the performance of the servicing activities by a Servicer under its supervision as Master Servicer, except as described under “—Servicing Compensation and Payment of Expenses; Master Servicing Compensation,” “—Adjustment to Servicing Fees in Connection with Certain Prepaid Mortgage Loans” and “—Advances” below.  If any Servicer fails to fulfill its obligations under the applicable underlying servicing agreement, as modified by the related Assignment Agreement, the master servicer will have the right to terminate that Servicer and will exercise that right if it considers such removal to be in the best interest of the Certificateholders and appoint a successor servicer as provided in the Pooling and Servicing Agreement.

Servicing and Collection Procedures

Servicing functions to be performed by each Servicer under the related underlying servicing agreement include collection and remittance of principal and interest payments, administration of mortgage escrow accounts, collection of certain insurance claims and, if necessary, foreclosure.  When used in this free writing prospectus with respect to servicing obligations, the term Servicer includes a subservicer.

Each Servicer will make reasonable efforts to collect all payments called for under each Mortgage Loan serviced by it and will, consistent with the related underlying servicing agreement or the Pooling and Servicing Agreement, as applicable, and any primary mortgage insurance policy, follow such collection procedures as are customary with respect to mortgage loans that are comparable to the Mortgage Loans serviced by it.  Consistent with the above, such Servicer may, in its discretion, (i) waive any assumption fee, late payment or other charge in connection with a Mortgage Loan and (ii) to the extent not consistent with the coverage of such Mortgage Loan by a primary mortgage insurance policy, arrange with a mortgagor a schedule for the liquidation of delinquencies.  Prior approval or consent may be required for certain servicing activities such as modification of the terms of any Mortgage Loan and the sale of any defaulted Mortgage Loan or REO Property.

Each Servicer may enter into subservicing agreements with subservicers for the servicing and administration of the mortgage loans.  However, no subservicing agreement will take effect until 30 days after written notice is received by both the Master Servicer and the Sponsor.  The terms of any subservicing agreement may not be inconsistent with any of the provisions of the Pooling and Servicing Agreement or the related underlying servicing agreement as modified by the related Assignment Agreement.  Any subservicing agreement will include the provision that such agreement may be immediately terminated by the Sponsor or the Master Servicer without fee, in accordance with the terms of the Pooling and Servicing Agreement, in the event that the applicable Servicer, for any reason, is no longer a Servicer (including termination due to an event of default).

Each Servicer will remain obligated and primarily liable to the Master Servicer for the servicing and administering of the mortgage loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of the subservicing agreements or arrangements or by virtue of indemnification from the subservicer and to the same extent and under the same terms and conditions as if the applicable  servicer alone were servicing and administering the mortgage loans. The applicable servicer will be solely liable for all fees owed by it to any subservicer, regardless of whether the applicable servicer’s compensation is sufficient to pay the subservicer fees.

Pursuant to each underlying servicing agreement, each Servicer will deposit collections on the Mortgage Loans serviced by it into the Custodial Account established by it.  Each Custodial Account is required to be kept segregated from operating accounts of the related Servicer and to meet the eligibility criteria set forth in the related underlying servicing agreement.  Amounts on deposit in the related Custodial Account may be invested by the related Servicer in certain permitted investments unless otherwise prohibited by the related underlying servicing agreement.  Any losses resulting from such investments are required to be reimbursed to such Custodial Account by the related Servicer out of its own funds.  The Servicers are not permitted to commingle funds in the Custodial Accounts with any other funds or assets.

Each servicer will be required to act with respect to mortgage loans in default, or as to which default is reasonably foreseeable, in accordance with procedures set forth in the Pooling and Servicing Agreement.  These procedures among other things, may result in (i) foreclosing on the mortgage loan, (ii) accepting the deed to the related mortgaged property in lieu of foreclosure, (iii) granting the borrower under the mortgage loan a modification or forbearance, which may consist of waiving, modifying or varying any term of such mortgage loan (including modifications that would change the mortgage interest rate, forgive the payment of principal or interest, or extend the final maturity date of such mortgage loan) or (iv) accepting payment from the borrower of an amount less than the principal balance of the mortgage loan in final satisfaction of the mortgage loan.  In addition, the final maturity date of any mortgage loan may not be extended beyond the Last Scheduled Distribution Date for the offered certificates.

On or before the Closing Date, the Securities Administrator, on behalf of the Trustee, will establish the Distribution Account into which each Servicer will remit all amounts required to be deposited therein pursuant to the related underlying servicing agreement (net of such Servicer’s servicing compensation) on, with respect to each Servicer, generally, unless otherwise specified in the related Term Sheet, on the 18th day of each month (or, if the 18th is not a Business Day, then no later than the immediately following Business Day) (such date, the “Servicer Remittance Date”).

Events of default under the underlying servicing agreements will generally include, among other things, (i) any failure of the Servicers to remit to the Distribution Account any required payment which continues unremedied for a specified period; (ii) any failure by the Servicers duly to observe or perform in any material respect any of the covenants or agreements in the related underlying servicing agreement, which continues unremedied for a specified period after the giving of written notice of such failure to the Servicer; and (iii) certain events of insolvency and certain actions by or on behalf of the Servicers indicating their insolvency, reorganization or inability to pay their obligations.

In the event of a default by a Servicer under its underlying servicing agreement, the Master Servicer will have the right to remove such Servicer and will exercise that right if it considers such removal to be in the best interest of the Certificateholders.  In the event that the Master Servicer removes a Servicer, the Master Servicer will, in accordance with the Pooling and Servicing Agreement, act as successor servicer under the related underlying servicing agreement or will appoint a successor servicer reasonably acceptable to the Depositor and the Trustee.  In connection with the removal of a Servicer, the Master Servicer will be entitled to be reimbursed from the assets of the Issuing Entity for all of its reasonable costs associated with the termination of such Servicer and the transfer of servicing to a successor servicer.

Servicing Compensation and Payment of Expenses; Master Servicing Compensation

All funds collected on the Mortgage Loans that are available for distribution to Certificateholders will be net of the certain fees payable on each Mortgage Loan.  On each Distribution Date, the Servicers, the Master Servicer, each Custodian, the Securities Administrator and the Trustee will be entitled to all compensation due to them and reimbursement of certain expenses (including indemnification payments) prior to the Certificateholders receiving any distributions.  The Servicing Fee for any Distribution Date and for any Mortgage Loan will be an amount equal to one twelfth of the Servicing Fee rate described below on the Stated Principal Balance of such Mortgage Loan.  The fees of the Trustee, each Custodian and the Securities Administrator are payable by the Master Servicer out if its master servicing compensation.

Each Servicer will be entitled to receive, from interest actually collected on each Mortgage Loan serviced by it, a per annum servicing fee (the “Servicing Fee”) which will be a specified percentage (generally between 0.25% and 0.50%, but such amount will be specified, by servicer, in the term sheet for a particular series).  The compensation payable to the Master Servicer will also be specified in the term sheet for the particular series.

The Servicers are also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (other than any prepayment penalties) with respect to the Mortgage Loans directly serviced by such Servicer and, if applicable, all reinvestment income earned on amounts on deposit in the related Custodial Accounts.

Wells Fargo will be entitled to receive as its master servicing compensation any agreed-upon master servicing fee strip and/or the investment earnings on amounts on deposit in the Distribution Account.  For so long as Wells Fargo is the Master Servicer, the Master Servicer will pay all of the agreed-upon fees of the Trustee and the Securities Administrator.  The Master Servicer will be entitled to reimbursement from the assets of the Issuing Entity for certain expenses and other amounts prior to payments to Certificateholders.

The amount of the Servicer’s respective Servicing Fees are subject to adjustment with respect to prepaid Mortgage Loans serviced or master serviced thereby, as described below under “—Adjustment to Servicing Fees in Connection with Certain Prepaid Mortgage Loans.”

Adjustment to Servicing Fees in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan in full or in part between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter.  Principal prepayments by borrowers received by a Servicer or the Master Servicer during the related Prepayment Period for a Distribution Date will be distributed to Certificateholders on the related Distribution Date.  Thus, less than one month’s interest may have been collected on Mortgage Loans that have been prepaid with respect to any Distribution Date.  Pursuant to each underlying servicing agreement, the related Servicer, or the Master Servicer, pursuant to the Pooling and Servicing Agreement, will be required to make payments in respect of certain prepayment interest shortfalls from its own funds with respect to Mortgage Loans serviced by such Servicer or the Master Servicer, as applicable.

The Servicers are each obligated to compensate the Issuing Entity for prepayment interest shortfalls on the Mortgage Loans that they service.  The amount of the compensation may be limited by their Servicing Fees for that Prepayment Period or by the provisions of the underlying servicing agreements.  The Master Servicer is obligated to reduce a portion of its master servicing compensation for the related Distribution Date to the extent necessary to fund any prepayment interest shortfalls required to be paid but not paid by the Servicers, to the extent provided in the related pooling and servicing agreement.  The amount of interest available to be paid to Certificateholders will be reduced by any uncompensated prepayment interest shortfalls (referred to as “net prepayment interest shortfalls”).

Advances

Subject to the limitations described in the following paragraph, each Servicer will be required to advance prior to each Distribution Date, from its own funds, or funds in its Custodial Account that are not otherwise required to be remitted to the Distribution Account for such Distribution Date, an amount equal to the scheduled payment of interest at the related Net Mortgage Rate and scheduled principal payment on each Mortgage Loan serviced by it which were due on the related Due Date and which were not received prior to the 15th calendar day of each month or such other date as may be specified in the related underlying servicing agreement (each such date, the “Determination Date” and any such advance, a “Monthly Advance”).  The Master Servicer will be obligated to make any required Monthly Advance if a Servicer fails in its obligation to do so, to the extent provided in the Pooling and Servicing Agreement and the related underlying servicing agreement.

Monthly Advances are intended to maintain a regular flow of scheduled interest and principal payments on the Certificates rather than to guarantee or insure against losses.  Each Servicer is obligated to make Monthly Advances with respect to delinquent payments of interest and principal on each Mortgage Loan serviced by it, to the extent that such Monthly Advances are, in its good faith judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related Mortgage Loans.  If a Servicer fails to make a Monthly Advance as required under the related underlying servicing agreement, the Master Servicer will be required to make, or shall cause the successor servicer to make, a Monthly Advance in accordance with the terms of the Pooling and Servicing Agreement; provided, however, that in no event will the Master Servicer be required to make a Monthly Advance that is not, in its reasonable judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related Mortgage Loans.  If a Servicer determines on any Determination Date to make a Monthly Advance, such Monthly Advance will be included with the payment to Certificateholders on the related Distribution Date.  Any failure by the Master Servicer to make a Monthly Advance, as required under the Pooling and Servicing Agreement, will constitute a Master Servicer Default thereunder, in which case, upon the termination of the Master Servicer the successor master servicer (which may be the Trustee) will be obligated to make such Monthly Advance.

Evidence as to Compliance

Each servicer and the other transaction parties specified in the related pooling and servicing agreement, is required to deliver to the depositor, the master servicer and the rating agencies in March of each year, starting in 2008, an officer’s certificate stating that:

•	a review of the activities of the servicer during the preceding calendar year and of performance under the pooling and servicing agreement has been made under such officer’s supervision; and

•
to the best of such officer’s knowledge, based on such review, the servicer has fulfilled all of its obligations under the pooling and servicing agreement for such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status of such default, including the steps being taken by the servicer to remedy such default.

In addition, in March of each year, commencing with March 2008, each servicer, each custodian, the master servicer, the securities administrator and the trustee, to the extent that it provides a “servicing function” as defined in Regulation AB (17 CFR 229.1100 et seq.) (“Reg AB”) will be required to deliver to the depositor an Assessment of Compliance that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Reg AB to assess compliance with the applicable servicing criteria;

•
the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior calendar month, setting forth any material instance of noncompliance identified by the party; and

•
a statement that a registered public accounting firm has issued an attestation report on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior calendar month.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver a report an Attestation report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, that expresses an opinion, or states that an opinion cannot be expressed, concerning the party’s assessment of compliance with the applicable servicing criteria.  Unless available on the securities administrator’s website, you may obtain copies of these statements and reports for a particular issuing entity without charge upon written request to the securities administrator.

Master Servicer Default; Servicer Default

Events of default by the Master Servicer under the Pooling and Servicing Agreement include (i) any failure by the Master Servicer to make a Monthly Advance as required under the Pooling and Servicing Agreement, unless cured as specified therein; (ii) any failure by the Master Servicer duly to observe or perform in any material respect any of its other covenants or agreements in the Pooling and Servicing Agreement which continues unremedied for a specified period after the giving of written notice of such failure to the Master Servicer; and (iii) certain events of insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding and certain actions by on or behalf of the Master Servicer indicating its insolvency, reorganization or inability to pay its obligations.

If the Master Servicer is in default in its obligations under the Pooling and Servicing Agreement, the Trustee may, and must if directed to do so by Certificateholders having more than 50% of the Class Principal Balance applicable to each Class of Certificates affected thereby, terminate the Master Servicer and either appoint a successor Master Servicer in accordance with the Pooling and Servicing Agreement or succeed to the responsibilities of the Master Servicer.  See “—Resignation of the Master Servicer or a Servicer; Assignment and Merger” below.  In connection with the removal of the Master Servicer, the Master Servicer will be responsible for the reasonable costs associated with the transfer of master servicing to its successor (which may be the Trustee) and if the Master Servicer does not make such payments, the Trustee will be entitled to be reimbursed from the assets of the Issuing Entity for all of its reasonable costs associated with the termination of the Master Servicer and the transfer of master servicing to a successor master servicer.

If a Servicer is in default in its obligations under the applicable underlying servicing agreement, the Master Servicer may, at its option, terminate the defaulting Servicer and either appoint a successor Servicer in accordance with the applicable underlying servicing agreement and the Pooling and Servicing Agreement or succeed to the responsibilities of the terminated Servicer.  Notwithstanding the foregoing, the Master Servicer shall terminate any Servicer who fails to make the required Monthly Advance as required under the underlying servicing agreement and assume (or appoint a successor servicer to assume) the role of the successor servicer to that Servicer.  The successor servicer will then make all required Monthly Advances.

Resignation of the Master Servicer or a Servicer; Assignment and Merger

Neither the Master Servicer nor any Servicer may resign from its obligations and duties under the Pooling and Servicing Agreement or its underlying servicing agreement, as applicable, or assign or transfer its rights, duties or obligations except (i) upon a determination that its duties thereunder are no longer permissible under applicable law or (ii) with the approval of the Depositor, which approval may not be unreasonably withheld.  No such resignation will become effective until a successor servicer or master servicer has assumed the related Servicer’s or the Master Servicer’s respective obligations and duties under such underlying servicing agreement or the Pooling and Servicing Agreement, as applicable.  The Pooling and Servicing Agreement provides that, if Wells Fargo is removed in its capacity as either Master Servicer or Securities Administrator, it will be required to resign or be removed in its other capacity.

Any person into which the Master Servicer or a Servicer may be merged or consolidated, any person resulting from any merger or consolidation which the Master Servicer or a Servicer is a party, any person succeeding to the business of the Master Servicer or a Servicer or any person to whom the Master Servicer or a Servicer assigns or transfers its duties and obligations, will be the successor of the Master Servicer or such Servicer under the Pooling and Servicing Agreement or the related underlying servicing agreement, as applicable.

Each Servicer has agreed that, after that Servicer has received notice of termination, the Master Servicer may execute and deliver, on behalf of the terminated Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and do or accomplish all other acts or things necessary or appropriate to effect the termination of the Servicer, including the transfer and endorsement or assignment of the Mortgage Loans and related documents.  Each Servicer has agreed to cooperate with the Master Servicer in effecting its termination, including the transfer to the Master Servicer for all cash amounts that shall at the time be credited to the related Custodial Accounts, or thereafter be received with respect to the Mortgage Loans.  Upon request of the Master Servicer, each Servicer has also agreed, at its expense, to deliver to the assuming party all documents and records relating to any subservicing arrangement and the Mortgage Loans being serviced by it and an accounting of amounts collected held by it and otherwise us its best efforts to effect the orderly and efficient transfer of the servicing of those Mortgage Loans to the assuming party.  No additional funds have been reserved to pay for any expenses not paid by the Servicer in connection with a servicing transfer but will then be required to be paid by the Issuing Entity.

Eligibility Requirements for Trustee and Securities Administrator; Resignation and Removal of Trustee or Securities Administrator

Each of the Trustee and the Securities Administrator must be a corporation or association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers. The Trustee must have a combined capital and surplus of at least $50,000,000, be subject to supervision or examination by federal or state authority and have a credit rating that would not cause any of the rating agencies to reduce their respective then current ratings of the certificates.  In case at any time the Trustee or the Securities Administrator ceases to be eligible, the Trustee or the Securities Administrator, as applicable, will resign in the manner and with the effect as specified below.

The Trustee or the Securities Administrator may at any time resign its position by giving written notice of resignation to the Depositor, the Master Servicer, the Sponsor, each servicer and each rating agency not less than 60 days before the date specified in such notice, when such resignation is to take effect, and acceptance by a successor Trustee or Securities Administrator meeting the above eligibility requirements.  If no successor Trustee or Securities Administrator meeting the eligibility requirements has been so appointed and has accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee or Securities Administrator may petition any court of competent jurisdiction for the appointment of a successor Trustee or Securities Administrator, as applicable.

If at any time the Trustee or the Securities Administrator ceases to meet the eligibility requirements and fails to resign after written request by the Depositor, or if at any time the Trustee or the Securities Administrator becomes incapable of acting, or is adjudged as bankrupt or insolvent, or a receiver of the Trustee or the Securities Administrator or of its property is appointed, or any public officer takes charge or control of the Trustee or the Securities Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Issuing Entity by any state in which the Trustee or the Issuing Entity is located and the imposition of such tax would be avoided by the appointment of a different Trustee, then the Depositor or the applicable servicer may remove the Trustee or the Securities Administrator and appoint a successor Trustee or a successor Securities Administrator, as applicable. The Pooling and Servicing Agreement provides that, if Wells Fargo is removed in its capacity as either Master Servicer or Securities Administrator, it will be required to resign or be removed in its other capacity.

The holders of certificates entitled to a majority of the voting rights may at any time remove the Trustee or the Securities Administrator and appoint a successor Trustee or Securities Administrator by written instrument or instruments, signed by such holders or their attorneys-in-fact duly authorized.

Any resignation or removal of the Trustee or the Securities Administrator and appointment of a successor Trustee or Securities Administrator will become effective upon acceptance of appointment by the successor Trustee or Securities Administrator, as applicable.

Seller’s Retention of Servicing Rights

Although the Seller is selling the Mortgage Loans to the Issuing Entity on the Closing Date, with respect to certain of the Mortgage Loans, the Seller may have retained the right to terminate the Servicer of those Mortgage Loans without cause and transfer the servicing to a third party.  Should the Seller choose to do so, the transfer must meet certain conditions set forth in the Pooling and Servicing Agreement, including that the Seller must provide 30 days’ notice, the terminated Servicer must be reimbursed for any unreimbursed Monthly Advances, Servicing Fees and any related expenses, and the replacement Servicer must be qualified to service mortgage loans for Fannie Mae and Freddie Mac.  Any such successor must be reasonably acceptable to the Master Servicer and the Seller shall have received prior confirmation from the Rating Agencies that the transfer of the servicing of these Mortgage Loans will not result in a downgrade, qualification or withdrawal of the then current rating of the Certificates. The preceding sentence notwithstanding, the Seller shall not be required to get a no-downgrade letter from the Rating Agencies if: (i) the Rating Agencies received prior written notice of the transfer of the servicing rights and the name of the successor Servicer, (ii) such successor Servicer has a servicing rating in the highest category of Fitch or Moody’s to the extent that Fitch or Moody’s, respectively, is a Rating Agency, and such successor Servicer has a servicer evaluation ranking in one of the two highest categories of S&P to the extent that S&P is a Rating Agency, and (iii) such successor Servicer shall service the related Mortgage Loans under either the Purchase and Servicing Agreement together with the related Assignment Agreement under which such Mortgage Loans are currently being serviced or under another Servicing Agreement together with a related Assignment Agreement that have already been reviewed and approved by the Rating Agencies.

THE SPONSOR

The sponsor is Morgan Stanley Mortgage Capital Inc., a New York corporation (“MSMC”). MSMC is an affiliate, through common parent ownership, of Morgan Stanley Capital Services Inc., Morgan Stanley Derivative Products Inc. and Morgan Stanley & Co. Incorporated, one of the underwriters. MSMC is also an affiliate of the depositor and a direct, wholly-owned subsidiary of Morgan Stanley (NYSE:MS).  The executive offices of MSMC are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.  Morgan Stanley Mortgage Capital Inc. provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien residential mortgage loans for securitization or resale, or for its own investment.  MSMC also originates commercial mortgage loans. Morgan Stanley Mortgage Capital Inc. does not currently service loans.  Instead, MSMC contracts with other entities (including its affiliate Morgan Stanley Credit Corp.) to service the loans on its behalf.

MSMC acquires residential mortgage loans through bulk purchases and also through purchases of single loans through MSMC’s conduit loan purchase program.  The mortgage loans purchased through its conduit program generally conform to the conduit origination standards.

Prior to acquiring any residential mortgage loans, MSMC conducts a review of the related mortgage loan seller that is based upon the credit quality of the selling institution.  MSMC’s review process may include reviewing select financial information for credit and risk assessment and conducting an underwriting guideline review, senior level management discussion and/or background checks.  The scope of the loan due diligence varies based on the credit quality of the mortgage loans.

The underwriting guideline review entails a review of the mortgage loan origination processes and systems.  In addition, such review may involve a consideration of corporate policy and procedures relating to state and federal predatory lending, origination practices by jurisdiction, historical loan level loss experience, quality control practices, significant litigation and/or material investors.

As mentioned above, MSMC currently contracts with its affiliate and with third party servicers for servicing the mortgage loans that it originates or acquires.  Third party servicers are also assessed based upon the servicing rating and the credit quality of the servicing institution.  The servicers may be reviewed for their systems and reporting capabilities, review of collection procedures and confirmation of servicers’ ability to provide loan-level data.  In addition, MSMC may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

MSMC  has been the sponsor of securitizations backed by residential mortgage loans, including prime and alt-a mortgage loans, since 2004.  The following table describes the approximate volume of prime and alt-a mortgage loan securitizations (first-lien mortgage loans) sponsored by MSMC since 2004:

Year	Approximate Volume
2004	$7.44 billion
2005	$7.51 billion
2006	$10.262 billion

As a sponsor, Morgan Stanley Mortgage Capital Inc. acquires mortgage loans and initiates their securitization by transferring the mortgage loans to the depositor or another entity that acts in a similar capacity as the depositor, which loans will ultimately be transferred to the issuing entity for the related securitization.  In coordination with Morgan Stanley & Co. Incorporated, Morgan Stanley Mortgage Capital Inc. works with rating agencies, loan sellers and servicers in structuring the securitization transaction.

Recent Events.  It is anticipated that MSMC will be merged into Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH”), a New York limited liability company, in the near future.  MSMCH was formed in March of 2007. MSMCH is also an affiliate of the depositor and one of the underwriters and a direct wholly-owned subsidiary of Morgan Stanley (NYSE:MS). Upon such merger, MSMCH will continue the business of MSMC, as described in this free writing prospectus.

THE DEPOSITOR

Morgan Stanley Capital I Inc., the Depositor, is an affiliate, through common parent ownership, of the Sponsor and of Morgan Stanley & Co. Incorporated, and is a direct wholly-owned subsidiary of Morgan Stanley (NYSE:MS) and was incorporated in the State of Delaware on January 28, 1985. The principal executive offices of Morgan Stanley Capital I Inc. are located at 1585 Broadway, 37th Floor, New York, New York 10036. Its telephone number is (212) 761-4000.

Morgan Stanley Capital I Inc. does not have, nor is it expected in the future to have, any significant assets.

The Depositor has been engaged since its incorporation in the securitization of loans and other asset types included within the description of the assets of the Issuing Entity in this prospectus.  The Depositor is engaged in the business of acting as Depositor of trusts that issue series of certificates that represent interests in, the assets of the Issuing Entity.  The Depositor acquires assets specifically for inclusion in a securitization from the sellers in privately negotiated transactions.

The certificate of incorporation of the Depositor limits its activities to those necessary or convenient to carry out its securitization activities. The Depositor will have limited obligations with respect to a series of certificates.  The Depositor will obtain representations and warranties from the Sponsor or other sellers or originators regarding the loans or other assets of the Issuing Entity.  The Depositor will also assign to the Trustee for the related series the Depositor’s rights with respect to those representations and warranties.  In addition, after the issuance of a series of certificates, the Depositor may have limited obligations with respect to that series which may include making filings necessary to maintain the perfected status of a Trustee’s securities interest or lien on the related assets, appointing a successor Master Servicer, Securities Administrator or other transaction participant that resigns or is otherwise removed and preparation of reports filed under the Exchange Act.

Neither the Depositor nor any of the Depositor’s affiliates will insure or guarantee distributions on the certificates of any series.

THE TRUSTEE

LaSalle Bank National Association will be the Trustee and a Custodian under the Pooling and Servicing Agreement.  LaSalle Bank National Association is a national banking association formed under the federal laws of the United States of America.  Its parent company, LaSalle Bank Corporation, is an indirect subsidiary of ABN AMRO Bank N.V., a Netherlands banking corporation.

On April 22, 2007, ABN AMRO Holding N.V. agreed to sell ABN AMRO North America Holding Company, the indirect parent of LaSalle Bank National Association, to Bank of America Corporation. The proposed sale currently includes all parts of the Global Securities and Trust Services Group within LaSalle Bank engaged in the business of acting as trustee, securities administrator, master servicer, custodian, collateral administrator, securities intermediary, fiscal agent and issuing and paying agent in connection with securitization transactions.

The contract between ABN AMRO Bank N.V. and Bank of America Corporation contains a 14 calendar day “go shop” clause which continued until 11:59 PM New York time on May 6th, 2007. ABN AMRO Bank N.V. filed a copy of this contract on Form 6-K with the Securities and Exchange Commission on April 25, 2007. The contract provides that the sale of LaSalle Bank National Association is subject to regulatory approvals and other customary closing conditions.

The contract referenced above was entered into by ABN AMRO Bank N.V. without shareholder approval.  In response to a challenge of the sale by a shareholders group, a judge in the Enterprise Chamber of the Amsterdam Superior Court in the Netherlands ruled on May 3, 2007 that ABN AMRO Holding N.V. was not permitted to proceed with the sale of LaSalle Bank without shareholder approval.  As of the date hereof, a shareholder’s meeting to vote on the proposed sale of LaSalle Bank National Association has not occurred.  Various interested parties have filed or have indicated that they will file an appeal of the ruling.  On May 4, 2007, Bank of America Corporation filed a lawsuit against ABN AMRO Bank N.V. and ABN AMRO Holding N.V. in the U.S. District Court for the Southern District of New York (Manhattan) seeking, among other things, an injunction prohibiting ABN AMRO Bank N.V. and ABN AMRO Holding N.V. from negotiating a sale of LaSalle Bank National Association or selling LaSalle Bank National Association to any third party other than as provided for in the contract referenced above, monetary damages and specific performance.

LaSalle has extensive experience serving as trustee on securitizations of residential mortgage loans.  Since January 1994, LaSalle has served as trustee, securities administrator or paying agent on over 550 residential mortgage-backed security transactions involving assets similar to the Mortgage Loans.  As of March 31, 2007 LaSalle serves as trustee, securities administrator or paying agent on over 500 residential mortgage-backed security transactions.  The Depositor and Master Servicer may maintain other banking relationships in the ordinary course of business with the Trustee.  The Trustee’s corporate trust office is located at 135 South LaSalle Street, Suite 1511, Chicago, Illinois, 60603.  Attention: Global Securities and Trust Services or at such other address as the Trustee may designate from time to time.

LaSalle may also act as custodian with respect to the mortgage files related to certain of the Mortgage Loans owned by any issuing entity pursuant to a custodial agreement (which may be the pooling and servicing agreement).  In its capacity as custodian, LaSalle will hold the mortgage loan files exclusively for the use and benefit of the trust.  The custodian will not have any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the mortgage loans delivered to it to determine that the same are valid.  The disposition of the mortgage loan files will be governed by the Pooling and Servicing Agreement.  LaSalle provides custodial services on over 1000 residential, commercial and asset-backed securitization transactions and maintains almost 2.5 million custodial files in its two vault locations in Elk Grove, Illinois and Irvine, California.  LaSalle’s two vault locations can maintain a total of approximately 6 million custody files.  All custody files are segregated and maintained in secure and fire resistant facilities in compliance with customary industry standards.  The vault construction complies with Fannie Mae/Ginnie Mae guidelines applicable to document custodians.  LaSalle maintains disaster recovery protocols to ensure the preservation of custody files in the event of force majeure and maintains, in full force and effect, such fidelity bonds and/or insurance policies as are customarily maintained by banks which act as custodians.  LaSalle uses unique tracking numbers for each custody file to ensure segregation of collateral files and proper filing of the contents therein and accurate file labeling is maintained through a monthly quality assurance process.  LaSalle uses a licensed collateral review system to track and monitor the receipt and movement internally or externally of custody files and any release or reinstatement of collateral.

LaSalle Bank National Association and Morgan Stanley Mortgage Capital Inc. (“MSMC”) are parties to a custodial agreement whereby LaSalle, for consideration, provides custodial services to MSMC for certain residential mortgage loans purchased by it.  Pursuant to this custodial agreement, LaSalle is currently providing custodial services for certain of the mortgage loans to be sold by MSMC to the Depositor in connection with this securitization.  The terms of the custodial agreement are customary for the residential mortgage-backed securitization industry providing for the delivery, receipts, review and safekeeping of mortgage loan files.

THE MASTER SERVICER AND SECURITIES ADMINISTRATOR

Wells Fargo Bank, National Association (“Wells Fargo”) will act as Securities Administrator and Master Servicer under the Pooling and Servicing Agreement. Wells Fargo is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company with approximately $482 billion in assets, 23+ million customers and 158,000+ employees as of December 31, 2006, Wells Fargo & Company is a U.S. bank holding company, providing banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The Depositor, the Sponsor and Seller and the Servicers may maintain banking and other commercial relationships with Wells Fargo and its affiliates. Wells Fargo maintains principal corporate trust offices located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank’s assessment of compliance with applicable servicing criteria relating to its provision of master servicing, trustee, securities administration and paying agent services for the twelve months ended December 31, 2006, furnished pursuant to Item 1122 of Regulation AB, discloses that it was not in compliance with the 1122(d)(3)(i) servicing criteria during that reporting period.  The assessment of compliance indicates that certain monthly investor or remittance reports included errors in the calculation and/or the reporting of delinquencies for the related pool assets, which errors may or may not have been material, and that all such errors were the result of data processing errors and/or the mistaken interpretation of data provided by other parties participating in the servicing function.  The assessment further states that all necessary adjustments to Wells Fargo Bank's data processing systems and/or interpretive clarifications have been made to correct those errors and to remedy related procedures.

Wells Fargo serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included in the assets of the Issuing Entity. The terms of any custodial agreement under which those services are provided by Wells Fargo are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

Securities Administrator. Under the terms of the Pooling and Servicing Agreement, Wells Fargo is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As Securities Administrator, Wells Fargo is responsible for the preparation of all REMIC tax returns on behalf of the Issuing Entity and the preparation of monthly reports on Form 10-D, current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. Wells Fargo has been engaged in the business of securities administration since June 30, 1995. As of December 31, 2006, Wells Fargo was acting as Securities Administrator with respect to more than $1,006,418,000,000 of outstanding residential mortgage-backed securities.

Master Servicer. Wells Fargo acts as Master Servicer pursuant to the Pooling and Servicing Agreement. The Master Servicer is responsible for the aggregation of monthly Servicer reports and remittances and for the oversight of the performance of the Servicers under the terms of their respective underlying servicing agreements. In particular, the Master Servicer independently calculates monthly loan balances based on servicer data, compares its results to servicer loan-level reports and reconciles any discrepancies with the servicers. The Master Servicer also reviews the servicing of defaulted loans for compliance with the terms of the Pooling and Servicing Agreement. In addition, upon the occurrence of certain Servicer events of default under the terms of any underlying servicing agreement, the Master Servicer may be required to enforce certain remedies on behalf of the Issuing Entity against such defaulting Servicer. Wells Fargo has been engaged in the business of master servicing since June 30, 1995. As of December 31, 2006, Wells Fargo was acting as Master Servicer for approximately 1,427 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $748,854,000,000.

The Master Servicer will not be ultimately responsible for the performance of the servicing activities by a Servicer under its supervision as Master Servicer, except as described under “Servicing of the Mortgage Loans—Servicing Compensation and Payment of Expenses; Master Servicing Compensation; Administrative Fees,”

“—Adjustment to Servicing Fees in Connection with Certain Prepaid Mortgage Loans” and “—Advances” above.

In particular, upon the failure of any Servicer to make a required advance of delinquent monthly payments on the Mortgage Loans serviced by it, the Master Servicer will be required to terminate that defaulting Servicer and to make such advance to the extent that the Master Servicer determines that such advance is recoverable from subsequent payments or recoveries on the related Mortgage Loan.

THE DERIVATIVE CONTRACT COUNTERPARTY

The term sheet for the related series will specify whether the assets of the related issuing entity will include one or more derivative contracts, as well as the specific terms and provisions of the derivative contracts and the class or classes of certificates that will have the benefit of the derivative contracts.

Morgan Stanley Capital Services Inc. may be the counterparty for one or more of the derivative contracts.  Morgan Stanley Capital Services Inc. is a Delaware corporation that is a wholly-owned, unregulated, special purpose subsidiary of Morgan Stanley (NYSE:MS). The principal executive offices of Morgan Stanley Capital Services Inc. are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.

Morgan Stanley Capital Services Inc. conducts business in the over-the-counter derivatives market, writing a variety of derivative instruments, including interest rate swaps, currency swaps, credit default swaps and interest rate options with institutional clients.  The payment obligations of Morgan Stanley Capital Services Inc. under its derivative instruments are 100% guaranteed by Morgan Stanley.  Morgan Stanley has a long-term debt rating of “Aa3” by Moody’s Investors Service, Inc. (“Moody’s”) and “A+” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and a short-term debt rating of “P-1” by Moody’s and

“A-1” by S&P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The sponsor and the depositor are each affiliates of the underwriter and of Morgan Stanley Credit Corp. who may be a seller or servicer of certain of the mortgage loans to the issuing entity, and of Morgan Stanley Capital Services Inc. and Morgan Stanley Derivative Products Inc., each of whom may be the counterparty on a derivative contract owned by the related issuing entity. Wells Fargo Bank, National Association has been the Master Servicer and Securities Administrator on mortgage-backed securitizations that were sponsored by the Seller. LaSalle Bank National Association has been the trustee and a custodian on mortgage-backed securitizations sponsored by the Seller.  Each of the sponsor, the depositor and the counterparty may maintain other banking relationships in the ordinary course with Wells Fargo Bank, National Association and LaSalle Bank National Association.

Payments on Mortgage Loans; Accounts

On or prior to the Closing Date, each Servicer will establish and maintain or cause to be established and maintained an account or accounts for the collection of payments on the Mortgage Loans which will be separate from such Servicer’s or Master Servicer’s (in its capacity as successor servicer) other assets (each, a “Custodial Account”).  Each of the Servicers will be required to deposit into their respective Custodial Accounts the following:

•	all payments on account of principal on the Mortgage Loans, including principal prepayments;

•	all payments on account of interest on the Mortgage Loans, net of the related Servicing Fee and any lender paid mortgage insurance premiums;

•	all payments on account of Prepayment Penalties on the Mortgage Loans;

•
all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the mortgagor in accordance with that Servicer’s normal servicing procedures;

•	any amount required to be deposited by that Servicer pursuant to the related underlying servicing agreement in connection with any losses on permitted investments for which it is responsible;

•	any amounts received by that Servicer with respect to primary mortgage insurance and in respect of net monthly rental income from REO Property;

•	all Substitution Adjustment Amounts; and

•	all Advances made by that Servicer.

On or prior to the Closing Date, the Securities Administrator will establish an account (the “Distribution Account”), which will be maintained with the Securities Administrator in trust for the benefit of the Certificateholders.  Generally, the 18th day of each month (or, if such 18th day is not a Business Day, on the immediately following Business Day), each Servicer will remit all amounts on deposit in the related Custodial Account to the Distribution Account.  On each Distribution Date, to the extent of the Available Distribution Amount on deposit in the Distribution Account, the Securities Administrator, on behalf of the Trustee, will withdraw the Available Funds related to each Loan Group to pay the Certificateholders.

As further compensation, if permitted under the related underlying servicing agreement, funds credited to the Custodial Account established by a Servicer may be invested at the discretion of such Servicer for its own benefit in permitted investments.

Investments of Amounts Held in Accounts

The Custodial Accounts and the Distribution Account.  All funds in the Custodial Accounts and the Distribution Account will be invested in permitted investments at the direction of the related servicer and the Master Servicer, respectively.  All income and gain net of any losses realized from the investment will be for the benefit of the related servicer or the Master Servicer, respectively, as compensation and will be remitted to it monthly as described herein.

The amount of any losses incurred in a Custodial Account or the Distribution Account in respect of the investments will be deposited by the related servicer in its Custodial Account or, with respect to the Distribution Account, deposited by the Master Servicer into the Distribution Account out of their own funds immediately as realized.

Book-Entry Certificates

The term sheet for a particular series will specify which classes of offered certificates will be issued as “book-entry certificates.” Persons acquiring beneficial ownership interests in the offered certificates will hold certificates through The Depository Trust Company (“DTC”) or indirectly through organizations which are participants in that system. The book-entry certificates of each Class will be issued in one or more certificates which equal the aggregate Certificate Principal Balance or Notional Amount of that class and will initially be registered in the name of Cede & Co., the nominee of DTC. Except as described below, no person acquiring a book-entry certificate will be entitled to receive a physical certificate. Unless and until Definitive Certificates are issued, it is anticipated that the only Certificateholder of the Offered Certificates will be Cede & Co., as nominee of DTC. Beneficial owners will not be Certificateholders as that term is used in the Pooling and Servicing Agreement. Beneficial owners are only permitted to exercise their rights indirectly through DTC and participants of DTC.

The beneficial owner’s ownership of a book-entry certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary that maintains the beneficial owner’s account for that purpose. In turn, the financial intermediary’s ownership of the book-entry certificate will be recorded on the records of DTC or of a participating firm that acts as agent for the financial intermediary, whose interest will in turn be recorded on the records of DTC, if the beneficial owner’s financial intermediary is not a DTC participant.

Beneficial owners will receive all distributions of principal of and interest on the book-entry certificates from the Securities Administrator through DTC and the participants of DTC. While the book-entry certificates are outstanding, except under the circumstances described below, under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among the DTC participants on whose behalf it acts with respect to the book-entry certificates and is required to receive and transmit distributions of principal of, and interest on, the book-entry certificates. Participants and indirect participants of DTC with whom beneficial owners have accounts with respect to book-entry certificates are similarly required to make book-entry transfers and receive and transmit the distributions on behalf of their respective beneficial owners. Accordingly, although beneficial owners will not possess certificates representing their respective interests in the book-entry certificates, the rules of DTC provide a mechanism by which beneficial owners will receive distributions and will be able to transfer their interest.

Certificateholders will not receive or be entitled to receive certificates representing their respective interests in the book-entry certificates, except under the limited circumstances described below. Unless and until Definitive Certificates are issued, Certificateholders who are not participants of DTC may transfer ownership of book-entry certificates only through participants of DTC and indirect participants of DTC by instructing the participants and indirect participants to transfer book-entry certificates, by book-entry transfer, through DTC for the account of the purchasers of the book-entry certificates, which account is maintained with their respective participants of DTC. Under the rules of DTC and in accordance with DTC’s normal procedures, transfers of ownership of book-entry certificates will be executed through DTC and the accounts of the respective participants at DTC will be debited and credited. Similarly, the participants and indirect participants of DTC will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificateholders.

For information with respect to tax documentation procedures relating to the certificates, see “Federal Income Tax Consequences—REMICs-Taxation of Owners of REMIC Regular Certificates” in the accompanying prospectus.

Transfers between participants of DTC will occur in accordance with DTC rules.

In accordance with its normal procedures, DTC is expected to record the positions held by each DTC participant in the book-entry certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of book-entry certificates will be subject to the rules of DTC, as in effect from time to time.

Distributions on the book-entry certificates will be made on each Distribution Date by the Securities Administrator to Cede & Co., as nominee of DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC participants in accordance with DTC’s normal procedures. Each DTC participant will be responsible for disbursing such payments to the beneficial owners of the book-entry certificates that it represents and to each financial intermediary for which it acts as agent. Each financial intermediary will be responsible for disbursing funds to the beneficial owners of the book-entry certificates that it represents.

Under a book-entry format, beneficial owners of the book-entry certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Securities Administrator to Cede & Co. Because DTC can only act on behalf of DTC participants, the ability of a beneficial owner to pledge book-entry certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of the book-entry certificates, may be limited due to the lack of physical certificates for the book-entry certificates. In addition, issuance of the book-entry certificates in book-entry form may reduce the liquidity of those certificates in the secondary market since certain potential investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.

Monthly and annual reports relating to the Issuing Entity will be provided to Cede & Co., as nominee of DTC. These reports may be made available by Cede & Co. to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the DTC participants to whose DTC accounts the book-entry certificates of such beneficial owners are credited.

DTC has advised the Securities Administrator that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by the holders of the book-entry certificates under the Pooling and Servicing Agreement only at the direction of one or more financial intermediaries to whose DTC accounts the book-entry certificates are credited, to the extent that such actions are taken on behalf of financial intermediaries whose holdings include the book-entry certificates. DTC may take actions, at the direction of the related participants of DTC, with respect to some book-entry certificates which conflict with actions taken with respect to other book-entry certificates.

Definitive Certificates will be issued to beneficial owners of the book-entry certificates, or their nominees, rather than to DTC, only if:

(1)           DTC or the Depositor advises the Securities Administrator in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depository with respect to the book-entry certificates and the Depositor is unable to locate a qualified successor; or

(2)           beneficial owners having percentage interests aggregating not less than 51% of the book-entry certificates advise the Securities Administrator and DTC through the financial intermediaries and the DTC participants in writing that the continuation of a book-entry system through DTC, or a successor to it, is no longer in the best interests of the beneficial owners.

Upon the occurrence of any of the events described in the immediately preceding paragraph, the Securities Administrator will be required to notify all beneficial owners of the occurrence of the event and the availability through DTC of Definitive Certificates. Upon surrender by DTC of the certificates representing the book-entry certificates and instructions for re-registration, the Securities Administrator will issue Definitive Certificates. The Securities Administrator will then recognize the holders of the Definitive Certificates as Certificateholders under the Pooling and Servicing Agreement.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of book-entry certificates among participants of DTC, it is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

None of the Depositor, the Master Servicer, the Servicers, the Securities Administrator, the Certificate Insurer or the Trustee will have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the book-entry certificates held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or the transfer thereof.

Physical Certificates

The term sheet for a particular series will specify which classes of offered certificates will be issued in fully-registered, certificated form. These classes of certificates will be transferable and exchangeable on a certificate register to be maintained at the Corporate Trust Office of the Securities Administrator. Under the Pooling and Servicing Agreement, the Securities Administrator will be required to maintain, or cause to be maintained, a register of certificates. No service charge will be made for any registration of transfer or exchange of the physical certificates but payment of a sum sufficient to cover any tax or other governmental charge may be required by the Securities Administrator. The physical certificates will be subject to certain restrictions on transfer.

Distributions of principal and interest, if any, on each Distribution Date on the physical certificates will be made to the persons in whose names such certificates are registered at the close of business on the Record Date. Distributions will be made by check or money order mailed to the person entitled to them at the address appearing in the certificate register or, to the extent permitted in the Pooling and Servicing Agreement, upon written request by the Certificateholder to the Securities Administrator, by wire transfer to a United States depository institution designated by such Certificateholder and acceptable to the Securities Administrator or by such other means of payment as such Certificateholder and the Securities Administrator may agree; provided, however, that the final distribution in retirement of the physical certificates will be made only upon presentation and surrender of such certificates at the office or agency of the Securities Administrator specified in the notice to the holders of the physical certificates of such final distribution.

Exchangeable Certificates

General. All or a portion of the Depositable Certificates of a Series may be exchanged for a proportionate interest in the Exchangeable Certificates of that Series in the combinations shown in the related term sheet. All or a portion of the Exchangeable Certificates may also be exchanged for all or a portion of the related Depositable Certificates in the same manner. This process may occur repeatedly.

The Classes of Depositable Certificates and of Exchangeable Certificates that are outstanding at any given time, and the outstanding Class Principal Balances and Notional Amounts of these Classes, will depend upon any related distributions of principal, as well as any exchanges that occur. Depositable Certificates and Exchangeable Certificates of a Series in any combination may be exchanged only in the proportion that the original Class Principal Balances of such Certificates bear to one another as shown in the related term sheet.

Holders of Exchangeable Certificates will be the beneficial owners of a proportionate interest in the Depositable Certificates and will receive a proportionate share of the distributions on those certificates.

Procedures. If a holder of Depositable Certificates wishes to exchange its Depositable Certificates for the related Exchangeable Certificates or a holder of Exchangeable Certificates wishes to exchange its Exchangeable Certificates for the related Depositable Certificates, the Certificateholder must notify the Securities Administrator no later than three Business Days before the proposed exchange date.  Notice to the Securities Administrator may be provided by email to ctsspgexchanges@wellsfargo.com.  The exchange date will be subject to the Securities Administrator’s approval but it can be any Business Day from the 25th day of the month until the second to last Business Day of the month. The notice must (i) be on the Certificateholder's letterhead, (ii) carry a medallion stamp guarantee or be signed by an authorized signatory and be presented with an incumbency certificate and (iii) set forth the following information: the CUSIP number of both  Certificates to be exchanged and the Certificates to be received, outstanding Certificate Balance and/or Notional Amount and the original Certificate Balance and/or Notional Amount of the Certificates to be exchanged, the Certificateholder’s DTC participant number and the proposed exchange date. After receiving the notice, the Securities Administrator will e-mail the Certificateholder with wire payment instructions relating to the exchange fee. The Certificateholder will utilize the Deposit and Withdrawal System at DTC to exchange the Certificates. A notice becomes irrevocable on the second business day before the proposed exchange date.

In connection with each exchange, the Certificateholder must pay the Securities Administrator a fee equal to $5,000.  The exchange will be completed upon the receipt by the Securities Administrator of the exchange fee and the beneficial interest in the Depositable Certificates.

The Securities Administrator will make the first distribution on an Depositable Certificate or an Exchangeable Certificate received in an exchange transaction on the Distribution Date in the following month to the Certificateholder of record as of the close of business on the last day of the month of the exchange.

Subsequent Recoveries

The Pooling and Servicing Agreement for a series will provide that Class Principal Balances that have been reduced because of allocations of Realized Losses may also be increased as a result of Subsequent Recoveries.  If a final liquidation of a Mortgage Loan resulted in a Realized Loss and thereafter the related Servicer receives a recovery specifically related to that Mortgage Loan, such recovery (net of any reimbursable expenses) shall be distributed to the Certificateholders in the same manner as prepayments received in the related Prepayment Period, to the extent that the related Realized Loss was allocated to any Class of Certificates. In addition, the Class Principal Balance of each Class of Certificates to which Realized Losses have been allocated, will be increased, sequentially in the order of payment priority, to the extent that such Subsequent Recoveries are distributed as principal to any Class of Certificates in the related Aggregate Certificate Group. However, the Class Principal Balance of each such Class of Certificates will not be increased by more than the amount of Realized Losses previously applied to reduce the Class Principal Balance of each such Class of Certificates. Holders of certificates whose Class Principal Balance is increased in this manner will not be entitled to interest on the increased balance for any Interest Accrual Period preceding the Distribution Date on which the increase occurs. The foregoing provisions will apply even if the Class Principal Balance of a Class of Certificates was previously reduced to zero. Accordingly, each Class of Certificates will be considered to remain outstanding until the proceeds from the assets of the related issuing entity are distributed to the certificates in full.

“Subsequent Recoveries” are unexpected recoveries, net of reimbursable expenses, received by the related Servicer and remitted by it to the Securities Administrator, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of receipt of such recoveries.

An increase in a Certificate Balance caused by a Subsequent Recovery should be treated by the Certificateholder as ordinary (or capital) income to the extent that the Certificateholder claimed an ordinary (or capital) deduction for any decrease in the Certificate Balance caused by Realized Losses.  Potential investors and holders of the certificates are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any income realized with respect to their certificates as a result of Subsequent Recoveries.

Reports to Certificateholders

On each Distribution Date, the Securities Administrator will make available to the Trustee, the Depositor, each Certificateholder and the Rating Agencies a statement (based on information received from the Master Servicer and each Servicer) generally setting forth, among other things:

•	the amount of the distributions, separately identified, with respect to each Class of Certificates;

•
the amount of the distributions set forth in the first clause above allocable to principal, separately identifying the aggregate amount of any principal prepayments, liquidation proceeds or other unscheduled recoveries of principal included in that amount;

•	the amount of the distributions set forth in the first clause above allocable to interest and how it was calculated;

•	the amount of any unpaid Interest Shortfall, both distributed and remaining unpaid with respect to each Class of Certificates;

•	the Class Principal Balance or Notional Amount, as applicable, of each Class of Certificates after giving effect to the distribution of principal on that Distribution Date;

•
if the distribution to the holders of such class of certificates is less than the full amount that would be distributable to such holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation of the shortfall as between principal and interest, to the extent not otherwise reported;

•
the aggregate Stated Principal Balance of the Mortgage Loans at the end of the related Prepayment Period, and the Weighted Average Net Mortgage Rate and weighted average remaining term to maturity of the Mortgage Pool at the beginning of the related Due Period;

•	the Senior Percentage and the Subordinated Percentage for the following Distribution Date;

•	the Senior Prepayment Percentage and Subordinate Prepayment Percentage for the following Distribution Date;

•	the amount of the Servicing Fee paid to or retained by the Master Servicer (as successor servicer) and by each Servicer;

•	the amount of Monthly Advances for the related Due Period;

•
the number and aggregate principal balance of the Mortgage Loans that were (A) delinquent (exclusive of Mortgage Loans in foreclosure) using the MBA Method (1) 30 to 59 days, (2) 60 to 89 days and (3) 90 or more days, (B) in foreclosure and delinquent (1) 30 to 59 days, (2) 60 to 89 days and (3) 90 or more days and (C) in bankruptcy as of the close of business on the last day of the calendar month preceding that Distribution Date;

•	the total number, principal balance and market value (if available) of any REO properties as of the close of business on the last day of the preceding Due Period;

•	the amount of Realized Losses incurred during the preceding calendar month;

•	the cumulative amount of Realized Losses incurred since the Closing Date;

•	the Class Principal Balance or Notional Amount, as applicable, of each Class of Certificates after giving effect to the distribution of principal on the Distribution Date;

•	if applicable, the Special Hazard Loss Coverage Amount, the Fraud Loss Coverage Amount and the Bankruptcy Loss Coverage Amount, in each case as of the related Determination Date;

•	the Pass-Through Rate for each Class of Certificates for that Distribution Date;

•	the total amount of prepayment penalties received with respect to such Distribution Date;

•
if applicable, whether a Trigger Event has occurred and is continuing or whether a Sequential Trigger is in effect (including the calculation demonstrating the existence of the Trigger Event or a Sequential Trigger);

•	if applicable, the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation thereof to the Certificateholders with respect to Unpaid Interest Amounts;

•	if applicable, the amount distributed on the Class OC Certificates and the OC Target Amount;

•	if applicable, the amount of any Subsequent Recoveries for such Distribution Date;

•
with respect to each Class of Exchangeable Certificates and Depositable Certificates, and, unless otherwise stated, the related Distribution Date, what exchanges, if any took place since the last Distribution Date, the designations of the Classes for which exchanges were made, the balances of the outstanding Exchangeable Certificates, including Notional Amounts, the pass-through rates on the outstanding Classes of Exchangeable Certificates, interest and principal paid to, and losses allocated, to the outstanding Classes of Exchangeable Certificates; and

•	the Record Date for such distribution date.

The Securities Administrator may make available each month, to any interested party, the monthly statement to Certificateholders via the Securities Administrator’s website.  The Securities Administrator’s website will be located at www.ctslink.com, and assistance in using the website can be obtained by calling the Securities Administrator’s customer service desk at 1-866-846-4526.  Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by notifying the Securities Administrator at the following address:  Wells Fargo Bank, National Association, P.O.  Box 98, Columbia, Maryland 21046 (or for overnight deliveries at 9062 Old Annapolis Road, Columbia, Maryland 21045).  The Securities Administrator will have the right to change the way such reports are distributed in order to make such distributions more convenient and/or more accessible, and the Securities Administrator will provide timely and adequate notification to such parties regarding any such changes.

In addition, within a reasonable period of time after the end of each calendar year, the Securities Administrator will, upon request, prepare and deliver to the Depositor and each holder of a Certificate of record during the previous calendar year a statement containing information necessary to enable holders of the Certificates to prepare their tax returns.  These statements will not have been examined and reported upon by an independent public accountant.

The Securities Administrator will make available on its website the monthly statements to the certificateholders containing information as described above.  Copies of these statements will be filed with the SEC through its EDGAR system located at “http://www.sec.gov” under the name of the Issuing Entity specified in the related term sheet as an exhibit to the monthly distribution reports on Form 10-D for the Certificates for so long as that Issuing Entity is subject to the reporting requirement of the Securities Exchange Act of 1934, as amended.  In addition, each Servicer will be required to furnish to the Master Servicer or the Depositor, as applicable, the compliance statements, Assessments of Compliance and Attestation Reports detailed under “Servicing of the Mortgage Loans—Evidence as to Compliance.” Copies of these statements and reports will be filed with the SEC under the name of the related Issuing Entity as an exhibit to such Issuing Entity’s annual statement on Form 10-K for the related series of Certificates.

In addition, the Depositor will cause to be filed, on behalf of the Issuing Entity, the reports required under the Securities Act and under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. These reports include (but are not limited to):

•	Reports on Form 8-K (Current Report), following the issuance of the certificates of the Issuing Entity, including as Exhibits to the Form 8-K the agreements described in this free writing prospectus;

•
Reports on Form 8-K (Current Report), following the occurrence of events specified in Form 8-K requiring disclosure, which are required to be filed within the time-frame specified in Form 8-K related to the type of event;

•
Reports on Form 10-D (Asset-Backed Issuer Distribution Report), containing the distribution and pool performance information required on Form 10-D, which are required to be filed 15 days following each Distribution Date; and

•	Report on Form 10-K (Annual Report), containing the items specified in Form 10-K with respect to a fiscal year and filing or furnishing, as appropriate, the required exhibits.

Neither the Depositor nor the securities administrator intends to file with the SEC any reports required under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following completion of the reporting period required by Rule 15d-1 or Regulation 15D under the Securities Exchange Act of 1934. Unless specifically stated in the report, the reports and any information included in the report will neither be examined nor reported on by an independent public accountant. The Issuing Entity will have a separate file number assigned by the SEC, which will be available after the Closing Date, and all of the above filings will be made under that file number.

Voting Rights

Voting rights will be allocated among the classes of certificates in proportion to their respective Class Principal Balances and among certificates of such class in proportion to their Percentage Interests, although Notional Amount Certificates and certain other classes of certificates may be given di minimis voting rights.  The Pooling and Servicing Agreement may not allocate any voting rights to certain classes of certificates.

The “Percentage Interest” of a Certificate will be a fraction, expressed as a percentage, the numerator of which is that Certificate’s Certificate Principal Balance or Notional Amount, and the denominator of which is the applicable Class Principal Balance or Notional Amount.

Holders of each Class of Exchangeable Certificates will be allocated a proportionate share of the Voting Rights allocated to the related Class or Classes of Depositable Certificates.

Amendment

The Pooling and Servicing Agreement may be amended by the parties thereto, without the consent of any of the holders of certificates issued by the Issuing Entity under the Pooling and Servicing Agreement:

•	to cure any ambiguity;

•	to conform the Pooling and Servicing Agreement to the accompanying prospectus and the prospectus supplement provided to investors in connection with the initial offering of the certificates;

•	to correct, modify or supplement any provision in the Pooling and Servicing Agreement which may be inconsistent with any other provision in the Pooling and Servicing Agreement;

•	to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which are not inconsistent with the provisions thereof; or

•	to comply with any requirements imposed by the Internal Revenue Code;

provided that the amendment—other than an amendment for the purpose specified in the fourth bullet point above—will not, as evidenced by either an opinion of counsel to that effect or confirmation of the ratings of the certificates from the rating agencies, adversely affect in any material respect the interests of any holder of certificates covered by the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement may also be amended by the Depositor, the Master Servicer, the Securities Administrator and the Trustee, with the consent of the holders of certificates affected thereby evidencing not less than 66 2/3% of the voting rights, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the certificateholders; provided, however, that no such amendment may:

•
reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any certificate, without the consent of that certificateholder; or

•	reduce the aforesaid percentages of certificateholders of which are required to consent to any such amendment.

However, the Trustee will not consent to any amendment of the Pooling and Servicing Agreement unless it shall first have received an opinion of counsel to the effect that the amendment will not result in the imposition of a tax on the Issuing Entity or cause the Issuing Entity to fail to qualify as a REMIC at any time that the certificates are outstanding.

Certain Matters Regarding the Depositor, the Master Servicer, the Securities Administrator, the Servicers, the Custodians and the Trustee

The Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Securities Administrator or the Trustee, or any of their respective directors, officers, employees or agents will be under any liability to the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment.  The underlying servicing agreements as modified by the Assignment Agreements may provide that none of the Servicers or any of their respective directors, officers, employees or agents will be under any liability to the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to those agreements, or for errors in judgment.  The  custody agreements may provide that neither the custodians nor any of their respective directors, officers, employees or agents will be under any liability to the certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to those agreements, or for errors in judgment.  However, none of the Depositor, the Servicers, the Master Servicer, the Securities Administrator, any custodian or the Trustee will be protected against liability arising from any breach of representations or warranties made by it or from any liability which may be imposed by reason of their willful misfeasance, bad faith or negligence (or gross negligence, to the extent specified by the related agreement) in the performance of its duties or by reason of its reckless disregard of obligations and duties under the related agreement.

The Depositor, the Servicers, the Master Servicer, the Securities Administrator, any custodian or the Trustee and their respective directors, officers, employees or agents will be indemnified by the Issuing Entity and held harmless against any loss, liability or expense incurred in connection with, among other things, the performance of their respective duties pursuant to the related agreement or the certificates, other than any loss, liability or expense incurred by reason of their willful misfeasance, bad faith or negligence (or gross negligence, to the extent specified by the related agreement) in the performance of their respective duties or by reason of any reckless disregard of their respective obligations and duties.

None of the Depositor, the Servicers, the Master Servicer, the Securities Administrator, any custodian nor the Trustee is obligated to appear in, prosecute or defend any legal action that is not incidental to their respective duties which may involve it in any expense or liability, provided that, in accordance with the related agreement. The Depositor, the Servicers, the Master Servicer, the Securities Administrator, any custodian or the Trustee, as applicable, may undertake any action any of them deem necessary or desirable in respect of their respective rights and duties, as set forth in the related agreement. In the event that the Depositor, the Servicers, the Master Servicer, the Securities Administrator, any custodian or the Trustee undertakes any such action, the legal expenses and costs of such action and any resulting liability will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Servicers, the Master Servicer, the Securities Administrator, any custodian or the Trustee, as applicable, will be entitled to be reimbursed for such expenses, costs and liabilities out of the Assets of the Issuing Entity.

YIELD CONSIDERATIONS

General

The effective yield to the holders of each class of certificates will be affected primarily by the following factors:

•	The rate and timing of principal payments on the mortgage loans, including prepayments, defaults and liquidations, and repurchases due to breaches of representations and warranties;

•	The allocation of principal payments among the various classes of certificates;

•	The rate and timing of realized losses and interest shortfalls on the related mortgage loans;

•	The pass-through rate on that class of certificates;

•	any delay between the end of the accrual period for that class of certificates and the related distribution date; and

•	the purchase price paid for that class of certificates.

For additional considerations relating to the yields on the Offered Certificates, see “Yield Considerations” in the prospectus.

Prepayment Considerations and Risks

The rate of principal payments on any class of certificates, the aggregate amount of distributions on that class and the yield to maturity of that class will be related to the rate and timing of payments of principal on the related Mortgage Loans. The rate of principal payments on the Mortgage Loans will in turn be affected by the amortization schedules of the Mortgage Loans and by the rate of principal prepayments, including for this purpose prepayments resulting from refinancing, liquidations of the Mortgage Loans due to defaults, casualties, condemnations and repurchases by the related seller or purchases by the Master Servicer.  Unless otherwise specified in the related term sheet, the Mortgage Loans may be prepaid by the borrowers at any time without a prepayment charge.  Any Mortgage Loans that provide for prepayment charges may demonstrate a lower rate of principal prepayments than Mortgage Loans that do not provide for prepayment charges.  One or more classes of certificates of a series may be entitled to receive all or a portion of the prepayment charges received on the Mortgage Loans held by the related issuing entity, or alternatively the Master Servicer may be entitled to retain those amounts as additional master servicing compensation, but in any event, those amounts will not be available for distribution on the other classes of certificates.  In addition, many of the Mortgage Loans held by a issuing entity may not provide for any payments of principal for an extended period following their origination. These interest only loans may involve a greater degree of risk because, if the related borrower defaults, the outstanding principal balance of the Mortgage Loans will be higher than for amortizing Mortgage Loans.  During their interest only periods, these interest only loans may be less likely to prepay as the interest only feature may reduce the perceived benefits of refinancing due to the smaller monthly payment.  However, as an interest only loan approaches the end of its interest only period, it may be more likely to be prepaid, even if market interest rates at the time are only slightly higher or lower than the interest rate on the interest only loans as the related borrowers seek to avoid increases in their respective monthly mortgage payment.  The Mortgage Loans will be subject to the “due-on-sale” provisions included therein.

Prepayments, liquidations and purchases of the Mortgage Loans in a loan group will result in distributions on the related certificates of principal amounts which would otherwise be distributed over the remaining terms of these Mortgage Loans. This includes any optional repurchase by the originator or the depositor of a defaulted Mortgage Loan and any optional purchase of the remaining Mortgage Loans held by an issuing entity.  Since the rate of payment of principal of the Mortgage Loans held by any issuing entity will depend on future events and a variety of factors, no assurance can be given as to the rate of payment of principal of those Mortgage Loans or the rate of principal prepayments. The extent to which the yield to maturity of a class of certificates of a series may vary from the anticipated yield will depend upon the degree to which the certificate is purchased at a discount or premium, and the degree to which the timing of payments thereon is sensitive to prepayments, liquidations and purchases of the related Mortgage Loans. Further, an investor should consider the risk that, if purchasing principal only certificates and any other certificate at a discount, a slower than anticipated rate of principal payments (including prepayments) on the related mortgage loans could result in an actual yield to the investor that is lower than the anticipated yield and, in the case of any notional amount certificates and any other certificate purchased at a premium, a faster than anticipated rate of principal payments on the related certificates could result in an actual yield to the investor that is lower than the anticipated yield.  Investors in notional amount certificates should carefully consider the risk that a rapid rate of principal payments on the related mortgage loans could result in the failure of the investors to recover their initial investments.  In addition, certain classes of certificates may be structured to receive distributions before or after other classes of certificates or have specific principal payment windows.  As a result, some classes of certificates may receive all or a disproportionately larger amount of principal, while other classes of certificates may receive no or a disproportionately smaller amount of principal for certain periods following the closing date.

The rate of principal payments (including prepayments) on pools of Mortgage Loans may vary significantly over time and may be influenced by a variety of economic, geographic, social and other factors, including changes in borrowers’ housing needs, job transfers, unemployment, borrowers’ net equity in the mortgaged properties, servicing decisions, as well as the characteristics of the Mortgage Loans included in the mortgage pool.  In general, if prevailing interest rates were to fall significantly below the mortgage rates on the Mortgage Loans held by any issuing entity, those Mortgage Loans could be subject to higher prepayment rates than if prevailing interest rates were to remain at or above the mortgage rates on the Mortgage Loans.  Conversely, if prevailing interest rates were to rise significantly, the rate of prepayments on the Mortgage Loans would generally be expected to decrease.  No assurances can be given as to the rate of prepayments on the Mortgage Loans in stable or changing interest rate environments.  With respect to mortgage loans that are balloon loans, those balloon loans involve a greater degree of risk than fully amortizing mortgage loans because typically the borrower must be able to refinance the loan or sell the property to make the balloon payment at maturity. The ability of the borrower to do this will depend on such factors as mortgage rates at the time of the sale or refinancing, the borrower’s equity in the property, the relative strengths of the local housing market, the financial condition of the borrower and tax laws.

The Mortgage Loans held by any issuing entity may include fixed rate mortgage loans.  In general with respect to fixed rate mortgage loans, if prevailing interest rates fall significantly below the interest rates on those mortgage loans, those mortgage loans are likely to be subject to higher prepayment rates than if prevailing rates remain at or above the interest rates on those mortgage loans. Conversely, if prevailing interest rates rise appreciably above the interest rates on fixed rate mortgage loans, those mortgage loans are likely to experience a lower prepayment rate than if prevailing rates remain at or below the interest rates on those mortgage loans. In the event that Mortgage Loans in any loan group with higher mortgage rates prepay at rates higher than other Mortgage Loans in any loan group, the applicable net rate cap, if any, may be lower than otherwise would be the case.  As a result, the interest payable on the those classes of certificates affected by that net rate cap could be reduced.  No assurance can be given as to the level of prepayment that any fixed rate mortgage loans will experience.

The Mortgage Loans may include adjustable rate mortgage loans, some of which may be subject to initial fixed rate periods of varying lengths.  Adjustable rate mortgage loans may be subject to a greater rate of principal prepayments in a declining interest rate environment.  For example, if prevailing interest rates fall significantly, adjustable rate mortgage loans could be subject to higher prepayment rates than if prevailing interest rates remain constant because the availability of fixed rate mortgage loans at lower interest rates may encourage borrowers to refinance their adjustable rate mortgage loans to a lower fixed interest rate.  Prepayments on adjustable rate mortgage loans that feature initial fixed rate periods may differ as they approach their respective first adjustment dates.  No assurance can be given as to the level of prepayment that the adjustable rate mortgage loans will experience.

The timing of changes in the rate of prepayments on the Mortgage Loans held by any issuing entity may significantly affect an investor’s actual yield to maturity, even if the average rate of principal payments is consistent with an investor’s expectation.  In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on an investor’s yield to maturity.  The effect on an investor’s yield as a result of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the offered certificates may not be offset by a subsequent like decrease (or increase) in the rate of principal payments.

Overcollateralization

The yield to certificates of a particular series may also be affected if overcollateralization is relied upon as a form of credit enhancement for that series.  To the extent that excess interest is used to make distributions of principal to create, maintain or restore the required level of overcollateralization, principal distributions will be made to certain classes of certificates in excess of the principal payments received on the related mortgage loans.  This acceleration of principal distributions on the certificates may affect the yield thereon in a similar manner as a principal prepayment on the related mortgage loans as described above under “—Prepayment Considerations and Risks.”

Interest Shortfalls and Realized Losses

When a principal prepayment in full is made on a mortgage loan, the related mortgagor is charged interest only for the period from the due date of the preceding monthly payment up to the date of the principal prepayment, instead of for a full month. When a partial principal prepayment is made on a mortgage loan, the mortgagor is not charged interest on the amount of the principal prepayment for the related prepayment period. In addition, the application of the Relief Act or similar state law to any mortgage loan will adversely affect, for an indeterminate period of time, the ability of the related servicer to collect full amounts of interest on the mortgage loan.  See “Legal Aspects of the Mortgage Loans—Servicemembers’ Civil Relief Act” in the prospectus. Any interest shortfalls resulting from a principal prepayment in full or in part are required to be paid by the related servicer and, in certain cases, the master servicer, but only to the extent that such amount does not exceed the aggregate of the related servicing fee and master servicing compensation payable in the related due period. Neither the master servicer nor any servicer is obligated to fund interest shortfalls resulting from the application of the Relief Act or any similar state law. See “Servicing of the Mortgage Loans—Servicing Compensation and Payment of Expenses; Master Servicing Compensation” in this free writing prospectus and “Legal Aspects of the Mortgage Loans—Servicemembers’ Relief Act” in the prospectus. Accordingly, the effect of (1) any principal prepayments on the mortgage loans, to the extent that any resulting interest shortfall due to such principal prepayments exceeds any compensating interest or (2) any shortfalls resulting from the application of the Relief Act or similar state law, will be to reduce the aggregate amount of interest collected that is available for distribution to holders of the certificates of that series. Any resulting shortfalls will be allocated among the certificates of that as provided in the related term sheet.

The yields to maturity and the aggregate amount of distributions on the certificates of a series will be affected by the timing of mortgagor defaults on the related mortgage loans resulting in Realized Losses. The timing of Realized Losses on the mortgage loans and the allocation of Realized Losses to the related classes of certificates of a series could significantly affect the yield to an investor in those. In addition, Realized Losses on the mortgage loans may affect the market value of the related classes of certificates in the related series, even if these losses are not allocated to those classes of certificates. If a series employs overcollateralization as a means of credit enhancement and the amount of overcollateralization is been reduced to zero or if, in a series using any other form of credit enhancement, the yield to maturity on the classes of certificates in that series then outstanding with the lowest payment priority will be extremely sensitive to losses on the related mortgage loans and the timing of those losses because the entire amount of any losses will be allocated to that class of certificates until its class principal balance is reduced to zero. Furthermore, because principal distributions are paid to some classes certificates before other classes, holders of classes having a later priority of payment bear a greater risk of losses than holders of classes having an earlier priority for distribution of principal.

Pass-Through Rates

The yields to maturity on the classes of certificates of a series will be affected by their respective pass-through rates. Any class of certificates of a series that has a pass-through rate equal to a specified index (a “certificate index”) plus a margin, but subject to a cap (generally equal to the weighted average adjusted net mortgage rate of the related mortgage loans (“Net WAC”) or a fixed rate that will be specified in the related term sheet) may have its pass through rate limited by the applicable cap. Thus, the yields to investors in floating rate certificates and inverse floating rate certificates will be sensitive to fluctuations in the level of the related certificate index and may be adversely affected by the application of the related Net WAC or other rate cap, thereby limiting the pass-through rate on that class of certificates.  If on any distribution date the application of the related Net WAC to a class of floating rate certificates results in an interest payment lower than the related certificate index plus the related margin, the value of that class of certificates may be temporarily or permanently reduced.

The rate of prepayment may affect the pass-through rates on the certificates of a series.  Prepayments of mortgage loans with mortgage rates in excess of any applicable net rate cap may reduce or limit the pass-through rate on the related classes of certificates. Mortgage loans with higher mortgage rates may prepay at faster rates than mortgage loans with relatively lower mortgage rates in response to a given change in market interest rates.  In addition, in any series that uses one or more derivative contracts, if prepayments on the related mortgage loans occur at a rate slower than anticipated, the related derivative contracts may not provide sufficient funds to cover the shortfalls for which it was intended.

Investors in the certificates of a series should be aware that some of the related mortgage loans may have adjustable interest rates.  Although the mortgage rates on adjustable rate mortgage loans are subject to adjustment, those mortgage rates will generally adjust less frequently than the pass-through rates on the adjustable rate certificates of a series and will adjust by reference to the applicable mortgage index.  Changes in any certificate index may not correlate with changes in the applicable mortgage index and also may not correlate with prevailing interest rates.  It is possible that an increased level of the certificate index could occur simultaneously with a lower level of prevailing interest rates which would be expected to result in faster prepayments, thereby reducing the weighted average lives of the related classes of adjustable rate certificates whose pass-through rates are based on that certificate index.  The mortgage rate applicable to all or a portion of the adjustable rate mortgage loans held by any issuing entity and any adjustment date will be based on the mortgage index value most recently announced generally as of a date 45 days prior to that adjustment date.  Thus, if the related mortgage index value with respect to an adjustable rate mortgage loan rises, the lag in time before the corresponding mortgage rate increases will, all other things being equal, slow the upward adjustment of any applicable net rate cap.  In addition, certain of the adjustable rate mortgage loans may have mortgage rates that will not adjust for a substantial period of time after origination.  In a rising interest rate environment, the floating rate certificates of a series may receive interest at the related Net WAC for a protracted period of time. In addition, in this situation, investors in a series using overcollateralization for credit enhancement should be aware that there may be little or no excess interest to cover losses and to create, maintain or restore overcollateralization.

To the extent that a class of floating rate certificates receives distributions of interest at a pass-through rate equal to the related Net WAC, the difference between the related Net WAC and the related certificate index plus the related margin will create a shortfall that, as will be specified in the related term sheet, may carry forward with interest thereon. This shortfall will only be payable from the sources specified in the related term sheet, which may be limited. These shortfalls may remain unpaid on the optional termination date and final distribution date.

Weighted Average Lives of the Offered Certificates

The weighted average life of an Offered Certificate is determined by (a) multiplying the amount of the net reduction, if any, of the Class Principal Balance or Notional Amount (each as described in the term sheet) of the Certificate on each Distribution Date by the number of years from the date of issuance to the Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the net reductions in Class Principal Balance or Notional Amount, as applicable, of the certificate referred to in clause (a).

For a discussion of the factors which may influence the rate of payments (including prepayments) of the Mortgage Loans, see “—Prepayment Considerations and Risks” above and “Yield Considerations” in the prospectus.

In general, the weighted average lives of the Offered Certificates will be shortened if the level of prepayments of principal of the Mortgage Loans in the related Loan Group or Loan Groups increases. However, the weighted average lives of the Offered Certificates will depend upon a variety of other factors, including the timing of changes in such rate of principal payments, the priority sequence of distributions of principal of the related Classes of Certificates and the distribution of the amount available for distribution of principal to the related Classes of Senior Certificates in accordance with the rules governing the priorities of payment among the Classes of Senior Certificates set forth in the related term sheet.

The term sheet for a series of certificates will specify which classes of certificates are planned balance certificates, targeted balance certificates and companion certificates.  As will be described in the term sheet for a series, each Class of Senior Certificates that receives distributions of principal pursuant to a Planned Balance or a Targeted Balance will receive principal payments in accordance with a Principal Balance Schedule calculated on the basis of, among other things, an assumption regarding a range of constant rates or a constant rate, respectively, at which the related Mortgage Loans prepay. However, whether any such Class will adhere to its Principal Balance Schedule and receive distributions of principal in accordance with the related Principal Balance Schedule on a Distribution Date will largely depend on the actual level of prepayments experienced by the related Mortgage Loans.  The principal payment stability of the Class of Certificates that receives distributions of principal pursuant to a Planned Balance or a Targeted Balance will be supported in part by the Classes of Certificates that are the related Companion Certificates.

If the Companion Certificates are retired before the Planned Balance and/or Targeted Balance Certificates are retired, the Planned Balance and/or Targeted Balance Certificates will become more sensitive to prepayments on the related Mortgage Loans.

The Mortgage Loans will not prepay at any constant rate.  Non-constant prepayment rates can cause any Planned Balance or Targeted Balance Certificates not to receive distributions of principal in accordance with their respective Principal Balance Schedules.  If the related Mortgage Loans prepay at rates that are generally below the range or constant rate, as applicable, of the Prepayment Assumption used to prepare the related Principal Balance Schedule for any Planned Balance Certificates or Targeted Balance Certificates, the amount available to pay principal on those Certificates may be insufficient to make distributions of principal in accordance with a Planned Balance or Targeted Balance, as applicable, their respective weighted average lives may be extended, perhaps significantly, and the related Companion Certificates will not receive principal distributions.  Conversely, if the related Mortgage Loans prepay at rates that are generally above the range or constant rate of the Prepayment Assumption used to prepare the related Principal Balance Schedule for any Planned Balance Certificates or Targeted Balance Certificates, the related Companion Certificates will receive distributions of principal at a faster rate than otherwise would have been the case.  In that event, the weighted average life of the Companion Certificates may be shortened, perhaps significantly.

The interaction of the foregoing factors may have different effects on various Classes of Offered Certificates and the effects on any Class may vary at different times during the life of the Class. Accordingly, no assurance can be given as to the weighted average life of any Class of Offered Certificates. Further, to the extent the prices of the Offered Certificates represent discounts or premiums to their respective original Class Principal Balances or Notional Amounts, as the case may be, variability in the weighted average lives of the Classes of Offered Certificates will result in variability in the related yields to maturity.

The yield to maturity of each Class of Exchangeable Certificates will depend upon the yield to maturity of the related Class or Classes of Depositable Certificates.

TAX CONSEQUENCES

The term sheet for a particular series will describe the tax structure of that series.  The prospectus describes the possible tax consequences of the purchase, ownership or disposition of certificates.  See “Federal Income Tax Consequences” in the prospectus.

All investors are encouraged to consult their tax advisors regarding the federal, state, local or foreign tax consequences of purchasing, owning or disposing of certificates.

ERISA CONSIDERATIONS

Any fiduciary of an employee benefit or other plan or arrangement (such as an individual retirement account or Keogh plan) that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to Section 4975 of the Code (a “Plan”), that proposes to cause the Plan to acquire any of classes of certificates in a series (directly or indirectly through investment by an entity or account holding assets of the Plan) is encouraged to consult with its counsel with respect to the potential consequences of the Plan’s acquisition and ownership of the certificates under ERISA and Section 4975 of the Code. Section 406 of ERISA prohibits “parties in interest” with respect to an employee benefit plan subject to ERISA from engaging in various different types of transactions involving the Plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes on prohibited transactions involving “disqualified persons” and Plans described under that Section. ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not subject to the requirements of Section 4975 of the Code.

Although it is generally expected that the underwriters of a series will have been granted an administrative exemption (the “Exemption”) by the U.S. Department of Labor from some of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by Plans of securities in pass-through trusts that consist of specified receivables, loans and other obligations that meet the conditions and requirements of the Exemption, an underwriter may not have such an Exemption or certain features of the certificates may preclude them from being covered by the Exemption.

In addition, depending on the forms of credit enhancement employed with respect to a series of certificates, investors that are Plans might also be required to satisfy the requirements of an investor-based exemption in order to invest in those certificates.

See “ERISA Considerations” in the prospectus.

INDEX OF CERTAIN DEFINITIONS

Assignment Agreements	21
certificate index	48
Custodial Account	36
Defective Mortgage Loan	22
Deleted Mortgage Loan	23
Depositor	22
Determination Date	28
Distribution Account	37
DTC	37
ERISA	51
excess interest	13
Exemption	51
FSMA	v
Issuing Entity	21
Loan Group	21
Master Servicer	22
Monthly Advance	28
Mortgage	22
Mortgage File	22
Mortgage Loan Purchase Agreement	21
Mortgage Loans	21
Mortgage Note	22
Mortgage Pool	21
MSMC	24, 32
MSMCH	32
net prepayment interest shortfalls	28
Net WAC	49
overcollateralization	13
Percentage Interest	44
Plan	51
Pooling and Servicing Agreement	22
Prospectus Directive	iv
Reg AB	29
Relevant Implementation Date	iv
Relevant Member State	iv
Relevant Persons	v
Replacement Mortgage Loan	23
Securities Administrator	22
Seller	22
Servicer Remittance Date	27
Servicing Fee	27
Sponsor	24
Subsequent Recoveries	41
Substitution Adjustment Amount	23
Trustee	22
underlying mortgage loan purchase agreement	21
underlying servicing agreement	21
Wells Fargo	22, 25, 35